UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2022 (September 4, 2022)

CHANNELADVISOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35940	56-2257867
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3025 Carrington Mill Boulevard

Morrisville, NC 27560

(Address of principal executive offices, including zip code)

(919) 228-4700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ECOM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 4, 2022, ChannelAdvisor Corporation, a Delaware corporation (the “Company” or “ChannelAdvisor”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CommerceHub, Inc., a Delaware corporation (“Parent”), and CH Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”, together with all of the transactions contemplated by the Merger Agreement, the “Transactions”), with the Company surviving the Merger (the “Surviving Corporation”) as a wholly owned subsidiary of Parent.

At the effective time of the Merger (the “Effective Time”), each:

(i)

share of common stock, par value $0.001 per share, of the Company (“Shares”) issued and outstanding as of immediately prior to the Effective Time (except for Shares (A) held by the Company (including in the Company’s treasury); (B) held by Parent or Merger Sub or any other direct or indirect wholly owned subsidiary of Parent; and (C) held by holders (i) who are entitled to demand appraisal rights under Section 262 of the Delaware General Corporation Law, as amended (the “DGCL”), (ii) have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and (iii) as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be canceled and cease to exist and converted into the right to receive $23.10 in cash, without interest thereon (the “Merger Consideration”), subject to any withholding of taxes required by applicable law;

(ii)

option to purchase Shares (each, a “Company Option”) that is outstanding and vested as of immediately prior to the Effective Time or that vests in accordance with its terms upon consummation of the Transactions will be cancelled and automatically converted into the right to receive an amount in cash, without interest thereon, equal to the product of (A) the total number of Shares underlying such Company Option, multiplied by (B) the excess, if any, of (1) the Merger Consideration over (2) the per share exercise price for such Vested Options, less applicable tax withholdings;

(iii)

Company Option that is outstanding and unvested as of immediately prior to the Effective Time (each, an “Unvested Option”) shall be cancelled and replaced with a right to receive an amount in cash, without interest thereon, equal to the product of (A) the total number of Shares underlying such Company Option multiplied by (B) the excess, if any, of (1) the Merger Consideration over (2) the per share exercise price for such Company Option, less applicable tax withholdings (the “Cash Replacement Option Amounts”), which Cash Replacement Option Amounts will, subject to the holder’s continued service with Parent or its affiliates through the applicable vesting dates, vest and be payable at the same time as the Unvested Company Option for which such Cash Replacement Option Amounts were exchanged would have vested pursuant to its terms;

(iv)

restricted stock unit award (each, a “Company RSU”) that is outstanding and vested as of immediately prior to the Effective Time or that vests in accordance with its terms upon consummation of the Transactions (the “Vested RSUs”) will be cancelled and converted into and will become the right to receive (without interest) an amount in cash equal to (A) the total number of Shares underlying such Vested RSU, multiplied by (B) the Merger Consideration, less applicable tax withholdings;

(v)

Company RSU that is not a Vested RSU (each, an “Unvested RSU”) will be replaced with a right to receive an amount in cash, without interest thereon, equal to (A) the total number of Shares underlying such Unvested RSU, multiplied by (B) the Merger Consideration (the “Cash Replacement RSU Amounts”), less applicable tax withholdings, which Cash Replacement RSU Amounts shall, subject to the holder’s continued service with Parent or its affiliates through the applicable vesting dates, vest and be payable at the same time as the Unvested RSUs for which such Cash Replacement RSU Amounts were exchanged would have vested and been payable pursuant to their terms; and

(vi)

performance-based stock unit award (each, a “Company PSU”) that is outstanding and vested as of immediately prior to the Effective Time or that vests in accordance with the terms upon the consummation of the Transactions (the “Vested PSUs”) will be cancelled and converted into and will become the right to receive (without interest) an amount in cash equal to (A) the total number of Shares underlying such Vested PSU, multiplied by (B) the Merger Consideration, less applicable tax withholdings;

(vii)

Company PSU that is not a Vested PSU (each, an “Unvested PSU”) will be replaced with a right to receive an amount in cash, without interest thereon, equal to (A) the total number of Shares underlying such Unvested PSU (as determined in accordance with the last sentence of Section 1.8(c)(ii) of the Merger Agreement), multiplied by (B) the Merger Consideration (the “Cash Replacement PSU Amounts”), less applicable tax withholdings, which Cash Replacement PSU Amounts shall, subject only to the holder’s continued service with Parent or its affiliates through the applicable vesting dates, vest and be payable at the same time as the Unvested PSUs for which such Cash Replacement PSU Amounts were exchanged would have vested and been payable pursuant to their terms.

Concurrently with the execution of the Merger Agreement, Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement. Sixth Street Partners and the other lenders party thereto are parties to a debt commitment letter delivered to Parent and has agreed to provide debt financing for the transactions in the aggregate principal amount of up to $385 million, subject to the terms and conditions set forth in such commitment letter. In addition, funds affiliated with GTCR, a fund affiliated with Sycamore Partners, and United Parcel Service of America, Inc. (together, the “Investors”) have each delivered an equity commitment letter (each, an “Equity Commitment Letter”) to Parent, pursuant to which, upon the terms and subject to the conditions set forth in the Equity Commitment Letters, such Investors have committed to capitalize Parent with an aggregate equity contribution of $325 million at the closing of the Merger. The Merger is not subject to a financing condition. In addition, concurrently with the execution of the Merger Agreement, the Investors and certain other equityholders of CommerceHub have entered into a limited guarantee, pursuant to which such parties have agreed to guarantee Parent’s obligation to pay any termination fee, reimburse and indemnify the Company with respect to certain expenses in connection with Parent’s debt financing and pay certain other amounts required under the Merger Agreement, subject to the terms thereof.

Consummation of the Merger is subject to certain conditions, including, but not limited to, the: (i) Company’s receipt of the approval of the Company’s stockholders representing a majority of the outstanding Shares (the “Company Required Vote”); (ii) expiration or termination of any waiting periods applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and (iii) absence of any legal requirement, order or injunction enjoining or otherwise prohibiting the consummation of the Merger.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its subsidiaries prior to the Effective Time. The Merger Agreement also includes covenants requiring the Company not to (i) solicit, initiate, or knowingly facilitate, or knowingly encourage (including by way of furnishing non-public information) any acquisition proposal or any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal, or (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other person any non-public information relating to the Company, among other prohibitions and subject to a customary “fiduciary out” provision that allows the Company, under certain specified circumstances, to provide information to, and participate in discussions and engage in negotiations with, third parties with respect to an acquisition proposal if the Company’s board of directors (the “Company Board”) determines in good faith (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal either (x) constitutes a superior offer or (y) could reasonably be expected to lead to a superior offer, and the failure to explore such alternative acquisition proposal could reasonably be expected to lead to a breach of its fiduciary duties under applicable legal requirements. The Company has also agreed to convene a meeting of its stockholders for the purpose of obtaining the Company Required Vote.

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement in accordance with its terms, under specified circumstances, the Company will be required to pay Parent a termination fee, including if the Merger Agreement is terminated due to (i) the Company accepting a superior offer, (ii) the Company breaching its non-solicitation obligations subject to customary cure rights, or (iii) the Company Board’s withdrawal of its recommendation of the Merger, then the termination fee payable by the Company to Parent will be $23,000,000. The Merger Agreement further provides that Parent will be required to pay the Company a termination fee of $62,000,000 in the event that the Merger Agreement is terminated under certain specified circumstances, including if the Merger Agreement is terminated by the Company following: (i) Parent’s failure to consummate the Merger as required pursuant to, and in the circumstances specified in, the Merger Agreement; or (ii) Parent or Merger Sub’s material breach of its representations, warranties or covenants in a manner that would cause the related closing conditions to not be satisfied. In addition, the Merger Agreement provides that Parent will be required to pay the Company a termination fee of $47,000,000 in the event that the Merger Agreement is terminated (i) by the Company or Parent due to a legal restraint prohibiting the Merger and such legal restraint relates to, arises under, or is in connection with U.S. antitrust law or (ii) by Parent or the Company on or after March 6, 2023 (the “Termination Date”) and certain U.S. antitrust closing conditions have not been satisfied.

In addition to the foregoing termination rights, and subject to certain limitations, the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by the Termination Date, subject to either party’s ability to extend for an additional 3 months if the Transactions have not been consummated if certain antitrust closing conditions have not been satisfied.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement contains representations and warranties by each of Parent, Merger Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and: (i) should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement; and (iii) may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws.

Item 8.01	Other Events.

On September 6, 2022, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of the press released is filed as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Additional Information and Where to Find It

This filing is being made in respect of the proposed Merger involving the Company and Parent. In connection with the Merger, the Company will be filing documents with the SEC, including preliminary and definitive proxy statements relating to and describing the Merger. The definitive proxy statement will be mailed to Company stockholders in connection with the Merger. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, on the Company’s website at www.channeladvisor.com or by contacting Company Investor Relations at (919) 228-4817.

Participants in the Solicitation

This communication does not constitute a solicitation of proxy, an offer to purchase, or a solicitation of an offer to sell any securities. ChannelAdvisor and its respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from ChannelAdvisor stockholders in connection with the Merger. Information about ChannelAdvisor’s directors, executive officers and employees in the Merger will be included in the proxy statements described above. Additional information regarding these individuals is set forth in ChannelAdvisor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the definitive proxy statement on Schedule 14A for ChannelAdvisor’s most recent Annual Meeting of Stockholders held on May 13, 2022, and ChannelAdvisor’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022. To the extent ChannelAdvisor’s directors and executive officers or their holdings of ChannelAdvisor securities have changed from the amounts disclosed in those filings, to ChannelAdvisor’s knowledge, such changes have been or will be reflected on initial statements of beneficial ownership on Form 3 or statements of change in ownership on Form 4 on file with the SEC. These documents are (or, when filed, will be) available free of charge at the SEC’s website at www.sec.gov or at ChannelAdvisor’s website at www.ChannelAdvisor.com.

Forward-Looking Statements

This communication contains forward-looking statements which include, but are not limited to, all statements that do not relate solely to historical or current facts, such as statements regarding the Company’s expectations, intentions or strategies regarding the future, or the completion or effects of the Merger. In some cases, these statements include words like: “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. ChannelAdvisor’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the ability of the parties to consummate the Merger, satisfaction of closing conditions precedent to the consummation of the Merger, potential delays in consummating the Merger, the ability of ChannelAdvisor to timely and successfully achieve the anticipated benefits of the transaction and the impact of health epidemics, including the COVID-19 pandemic, on the parties’ respective businesses and the actions the parties may take in response thereto. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in ChannelAdvisor’s most recent filings with the SEC, including ChannelAdvisor’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov.

The forward-looking statements included in this communication are made only as of the date hereof. ChannelAdvisor assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of September 4, 2022, by and among CommerceHub, Inc., a Delaware corporation, and CH Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of CommerceHub, Inc., and ChannelAdvisor Corporation, a Delaware corporation.**

99.1	ChannelAdvisor Corporation Joint Press Release, dated as of September 6, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).*

*	Submitted electronically with this Report in accordance with the provisions of Regulation S-T.
**	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHANNELADVISOR CORPORATION

By:	/s/ Richard F. Cornetta
Richard F. Cornetta Chief Financial Officer

Date: September 6, 2022

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

ChannelAdvisor Corporation,

a Delaware corporation;

COMMERCEHUB, INC.,

a Delaware corporation; and

CH MERGER SUB, INC.,

a Delaware corporation

Dated as of September 4, 2022

i.

TABLE OF CONTENTS

(continued)

ii.

TABLE OF CONTENTS

(continued)

iii.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of September 4, 2022, by and among: CommerceHub, Inc., a Delaware corporation (“Parent”); CH Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and ChannelAdvisor Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent (the “Surviving Corporation”).

B. The board of directors of the Company (the “Company Board”) has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable and fair to, and in the best interest of, the Company and the Company Stockholders, (ii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger and (iii) subject to the terms and conditions of this Agreement, resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and the Transactions (the “Company Board Recommendation”).

C. The board of directors of each of Parent and Merger Sub has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable and (ii) authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions, including the Merger.

D. Parent, in its capacity as sole stockholder of Merger Sub, will adopt this Agreement by written consent immediately following its execution;

E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered (a) a limited guarantee (the “Limited Guarantee”) from Insight Partners Opportunities Fund I, L.P., Insight Partners (Cayman) Opportunities Fund I, L.P., Insight Partners (EU) Opportunities Fund I, L.P., Insight Partners Opportunities Fund I (B), L.P., GDH SPV, LP, GTCR Fund XII/A LP, GTCR Fund XII/C LP, GTCR Co-Invest XII LP, Sycamore Partners II, L.P., West Street Strategic Solutions Fund I, L.P., West Street Strategic Solutions Fund I-(C), L.P., WSSS Investments R, L.P., WSSS MBD Offshore Fund I Investments, L.P., WSSS Investments I, LLC, WSSS Investments U, LLC, Broad Street Principal Investments L.L.C., West Street CT Private Credit Partnership, L.P., and United Parcel Service of America, Inc., (each, a “Guarantor” and collectively, the “Guarantors”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement, (b) a commitment letter between Parent and certain of the Guarantors, pursuant to which such Guarantors have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amount set forth therein, and (c) a commitment letter among Parent and the lenders, pursuant to which the lenders have committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein.

1.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

MERGER TRANSACTION

Section 1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Parties shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company will continue as the Surviving Corporation.

Section 1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated pursuant to Article VII, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place remotely by electronic exchange of deliverables at 8:00 a.m. Eastern time on the third business day following the satisfaction or waiver (to the extent such waiver is permitted by this Agreement) of the conditions in Article VI (except for those conditions to the Closing that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another time, date or place is mutually agreed to in writing by the Parties. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties hereto and specified in the certificate of merger (such date and time, the “Effective Time”).

2.

Section 1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

(b) the Parties shall take all actions necessary so that the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C; and

(c) the Parties shall take all actions necessary so that the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are designated as directors and officers on Section 1.4 of the Company Disclosure Letter until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation.

Section 1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock (each, a “Share”) held by the Company (including in the Company’s treasury) or any direct or indirect wholly owned Subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares then held by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above and subject to Section 1.5(b), each Share then outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined below) shall be canceled and cease to exist and be converted into the right to receive $23.10 in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 1.6(g), and the holders of such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration with respect to each such Share; and

(iv) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation.

3.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately and equitably adjusted to provide the holders of Shares and holders of Company Options, PSUs and RSUs with the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 1.5(b) shall be construed to permit the Company to take any action that is expressly prohibited by the terms of this Agreement.

Section 1.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall, at its sole cost and expense, designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such shares shall become entitled pursuant to Section 1.5. The agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. At or prior to the Closing, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash in U.S. dollars sufficient, when taken together with the Cash on Hand, to make payment of the aggregate Merger Consideration payable pursuant to Section 1.5; provided, that, the Company shall, at the written request of Parent, deposit with the Paying Agent at the Closing, an amount of the Company’s cash on hand as requested by Parent (“Cash on Hand”) (the total cash deposited with the Paying Agent, the “Payment Fund”); provided that such request shall be at least three (3) business days prior to the expected Closing Date. The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided that (i) such investments shall be solely in obligations of, or obligations fully guaranteed as to principal and interest by, the U.S. government, (ii) no such investment shall have a maturity exceeding ninety (90) days, and (iii) no gain or loss on the Payment Fund shall affect the amounts payable hereunder. In the event the Payment Fund shall be insufficient to pay the Merger Consideration in accordance with Section 1.5, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment.

(b) As promptly as practicable after the Effective Time (but in no event later than three (3) business days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide to each Person who was, at the Effective Time, a holder of record of Shares that are entitled to receive Merger Consideration pursuant to Section 1.5(a)(iii), and (i) represented by certificates evidencing such Shares (the “Certificates”) or (ii) Book-Entry Shares that are not held, directly or indirectly, through DTC, in the case of each of clause (i) and (ii), notice advising such Person of the occurrence of the Effective Time, which notice shall include (A) appropriate transmittal materials, including a letter of transmittal (which shall be in reasonable and customary form), specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), as applicable, and (B) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or such Book-Entry Shares to the Paying Agent in exchange for the Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 1.5. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof.

4.

(c) With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to Section 1.5.

(d) Upon surrender to the Paying Agent of the Shares that (i) are represented by Certificates, by physical surrender of such Certificates (or effective affidavits of loss in lieu thereof) together with duly completed and executed letters of transmittal and other appropriate transmittal materials required by the Paying Agent, (ii) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in accordance with the letter of transmittal and accompanying instructions in connection with the surrender of such Book-Entry Shares (and such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement) and (iii) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary and desirable third-party intermediaries pursuant to Section 1.6(c), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Payment Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds equal to the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 1.6(d), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which such Shares represented by such Certificate or Book-Entry Share have been converted pursuant to Section 1.5. The Merger Consideration paid in respect of Shares upon their surrender or transfer for exchange in accordance with this Section 1.6(d) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

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(e) At any time following 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration, without interest, that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) As of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements.

(g) Each of the Surviving Corporation, Parent and Merger Sub shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from any consideration otherwise payable pursuant to this Agreement such amounts as it is required by any applicable Tax Legal Requirements to deduct and withhold. Each such payor shall take all action that may be necessary to ensure that any such amounts so deducted or withheld are timely and properly remitted to the appropriate Governmental Body. If any withholding obligation may be avoided by a payee providing information or documentation to the applicable payor, such payor shall request such information from such payee and use commercially reasonable efforts to assist the applicable payee with reducing or obtaining an exemption from such withholding obligation. To the extent that amounts are so deducted or withheld and timely and properly remitted to the appropriate Governmental Body, such amounts so remitted shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(g)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article I.

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Section 1.7 Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, Shares outstanding immediately prior to the Effective Time that are held by holders (a) who are entitled to demand appraisal rights under Section 262 of the DGCL, (b) have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and (c) as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (such Shares, the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration as of the Effective Time, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided that if any holder of Shares shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration without interest thereon (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(g)), and such Shares shall not be deemed to be Dissenting Shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of any Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL or other applicable Legal Requirements that relates to such demand, and Parent will have the opportunity and right to participate in and, and after the Effective Time direct, all negotiations and Legal Proceedings with respect to such demands for an amount in excess of the Merger Consideration. Except with the prior written consent of Parent, the Company will not make any payment with respect to, or offer to settle or settle, any such demands, or waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or agree to do any of the foregoing.

Section 1.8 Treatment of Equity Awards.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof be cancelled and be treated as follows:

(i) Vested Company Options. Subject to Section 1.8(a)(iii), each Company Option that is outstanding and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect as of the date hereof as a result of the consummation of the Transactions (the “Vested Options”) shall be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon, equal to the product of (A) the total number of Shares underlying such Company Option, multiplied by (B) the excess, if any, of (1) the Merger Consideration over (2) the per share exercise price for such Vested Options, less applicable Tax withholdings, which amount shall be paid in accordance with Section 1.8(d) (the “Vested Option Consideration”).

(ii) Unvested Company Options. Subject to Section 1.8(a)(iii), each Company Option that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time that is not a Vested Option (an “Unvested Company Option”) shall be cancelled and replaced with a right to receive an amount in cash, without interest thereon, equal to the product of (A) the total number of Shares underlying such Company Option multiplied by (B) the excess, if any, of (1) the Merger Consideration over (2) the

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per share exercise price for such Company Option, less applicable Tax withholdings (the “Cash Replacement Option Amounts”), which Cash Replacement Option Amounts will, subject to the holder’s continued service with Parent or its Affiliates (including the Surviving Corporation or its Subsidiaries) through the applicable vesting dates, vest and be payable in accordance with Section 1.8(d) at the same time as the Unvested Company Option for which such Cash Replacement Option Amounts were exchanged would have vested pursuant to its terms. All Cash Replacement Option Amounts will have the same terms and conditions (including, without limitation, with respect to vesting and treatment upon termination of employment) as applied to the award of Unvested Company Options for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable determination of Parent are appropriate to conform the administration of the Cash Replacement Option Amounts.

(iii) Each Company Option with a per share exercise price that is equal to or greater than the Merger Consideration shall be cancelled without any action on the part of the holder thereof at the Effective Time without the payment of consideration therefor.

(b) At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each restricted stock unit award granted pursuant to any of the Company Equity Plans or otherwise which vests based solely upon continued employment or service (each, a “RSU” and together, the “RSUs”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any action on the part of Parent, Merger Sub, the Company or holder thereof, be cancelled and be treated as follows:

(i) Each RSU that is outstanding and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect as of the date hereof as a result of the consummation of the Transactions (the “Vested RSUs”) shall be cancelled and converted into and will become the right to receive (without interest) an amount in cash equal to (A) the total number of Shares underlying such Vested RSU, multiplied by (B) the Merger Consideration, less applicable Tax withholdings, which amount shall be paid in accordance with Section 1.8(d) (the “Vested RSU Consideration”); and

(ii) Each RSU that is not a Vested RSU (each, an “Unvested RSU”) shall be replaced with a right to receive an amount in cash, without interest thereon, equal to (A) the total number of Shares underlying such Unvested RSU, multiplied by (B) the Merger Consideration (the “Cash Replacement RSU Amounts”), less applicable Tax withholdings, which Cash Replacement RSU Amounts shall, subject to the holder’s continued service with Parent or its Subsidiaries (including the Surviving Corporation or its Subsidiaries) through the applicable vesting dates, vest and be payable in accordance with Section 1.8(d) at the same time as the Unvested RSUs for which such Cash Replacement RSU Amounts were exchanged would have vested and been payable pursuant to their terms. All Cash Replacement RSU Amounts will have the same terms and conditions (including with respect to vesting and treatment upon termination of employment) as applied to the RSUs for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable determination of Parent are appropriate to conform the administration of the Cash Replacement RSU Amounts

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(c) At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each restricted stock unit award granted pursuant to any of the Company Equity Plans or otherwise which vests based on both the achievement of performance goals and continued employment or service (each, a “PSU” and together, the “PSUs”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall automatically, without any action on part of Parent, Merger Sub, the Company, or the holder thereof be treated as follows:

(i) Each PSU that is outstanding and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect as of the date hereof as a result of the consummation of the Transactions (the “Vested PSUs”) shall be cancelled and converted into and will become the right to receive (without interest) an amount in cash equal to (A) the total number of Shares underlying such Vested PSU, multiplied by (B) the Merger Consideration, less applicable Tax withholdings, which amount shall be paid in accordance with Section 1.8(d) (the “Vested PSU Consideration”); and

(ii) Each PSU that is not a Vested PSU (each, an “Unvested PSU”) shall be replaced with a right to receive an amount in cash, without interest thereon, equal to (A) the total number of Shares underlying such Unvested PSU (as determined in accordance with the last sentence of this Section 1.8(c)(ii)), multiplied by (B) the Merger Consideration (the “Cash Replacement PSU Amounts”), less applicable Tax withholdings, which Cash Replacement PSU Amounts shall, subject only to the holder’s continued service with Parent or its Subsidiaries (including the Surviving Corporation or its Subsidiaries) through the applicable vesting dates, vest and be payable in accordance with Section 1.8(d) at the same time as the Unvested PSUs for which such Cash Replacement PSU Amounts were exchanged would have vested and been payable pursuant to its terms. All Cash Replacement PSU Amounts will have the same terms and conditions (including with respect to service vesting and treatment upon termination of employment) as applied to the PSUs for which they were exchanged, except for the performance vesting terms rendered inoperative by reason of the immediately following sentence. The total number of Shares underlying each Unvested PSU shall be determined as follows, without regard to actual performance against any applicable performance measures: (A) with respect to the portion of each 2020 PSU that remains subject to vesting as of the Effective Time, at 150% of the target level of performance applicable to such PSUs (based on actual performance following the conclusion of the 2020-2021 performance period), (B) with respect to each 2021 PSU, at 200% of the target level of performance applicable to such PSU, as such target is set forth in the applicable award documents, and (C) with respect to each 2022 PSU, at 100% of the target level of performance applicable to such PSU, as such target is set forth in the applicable award documents.

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(iii) For purposes of this Section 1.8(c), (1) “2020 PSUs” shall mean the PSUs that were determined eligible to vest following the conclusion of the 2020-2021 performance period based on actual performance at 150% of target, subject only to continued employment or service thereafter; (2) “2021 PSUs” shall mean the PSUs that would have become eligible to vest based on the achievement of the applicable performance goals during the 2021-2022 performance period, subject only to continued employment or service thereafter; and (3) “2022 PSUs” shall mean the PSUs that would have become eligible to vest based on the achievement of the applicable performance goals during the 2022-2023 performance period, subject only to continued employment or service thereafter.

(d) As soon as reasonably practicable after the Effective Time, with respect to any vested equity award, and the applicable vesting date, with respect to any unvested equity award, but in each case no earlier than the first regularly scheduled payroll date that is at least three business days following the Effective Time or the applicable vesting date (but in no event later than the later of ten (10) days and the second regularly scheduled payroll date, in each case, following the Effective Time or the applicable vesting date), as applicable, Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through the Surviving Corporation’s or the applicable Subsidiary’s payroll the aggregate Vested Option Consideration, Cash Replacement Option Amounts, Vested RSU Consideration, Cash Replacement RSU Amounts, the Vested PSU Consideration and the Cash Replacement PSU Amounts payable with respect to Company Options, RSUs and PSUs held by current or former employees of the Company or the other Acquired Corporations (net of any payroll Taxes required to be deducted and withheld by applicable Legal Requirements in accordance with Section 1.6(g)); provided, however, that to the extent the holder of a Company Option, RSU or PSU is not, and was not at any time during the vesting period of the Company Option, RSU or PSU, an employee of the Company or any other Acquired Corporation for employment tax purposes, the Vested Option Consideration, Vested RSU Consideration, or Vested PSU Consideration, if any, payable pursuant to Section 1.8 with respect to such Company Option, RSU or PSU shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 1.6.

(e) Prior to the Closing, the Company shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 1.8, including to provide that the Company Equity Plans and all awards issued thereunder will terminate as of the Effective Time.

(f) Notwithstanding the foregoing, to the extent that any amounts payable under this Section 1.8 relate to a Company Equity Award that is nonqualified deferred compensation subject to Section 409A of the Code, Parent, the Surviving Corporation or the applicable Subsidiary of the Surviving Corporation shall pay such amounts as promptly as is practicable following the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Equity Award and that will not trigger a Tax or penalty under Section 409A of the Code, but in no event later than the first regularly scheduled payroll date that is at least three (3) business days after such time.

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Section 1.9 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in Article II is subject to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Letter corresponding to the particular section or subsection in this Article II, (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Letter to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is relevant to qualify such representation and warranty and (c) disclosure in the Company SEC Documents publicly filed or furnished on or after January 1, 2020 and prior to the date of this Agreement other than any information (other than statements of fact) in the “Risk Factors,” “Note About Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” sections of such Company SEC Documents or other forward-looking or predictive statements in such Company SEC Documents); provided, however, that nothing disclosed in such Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 2.3:

Section 2.1 Due Organization; Subsidiaries, Etc.

(a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(b) Section 2.1(b) of the Company Disclosure Letter identifies each Subsidiary of the Company and indicates its jurisdiction of organization. None of the Acquired Corporations owns any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity other than an Acquired Corporation. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the organizational documents of any of the Acquired Corporations, including any amendments thereto, prohibit or otherwise restrict the pledging of the equity interests or assets of such Acquired Corporation or limit the ability to guarantee any Indebtedness.

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(c) Each Subsidiary of the Company (i) is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all necessary power and authority: (A) to conduct its business in the manner in which its business is currently being conducted; and (B) to own and use its assets in the manner in which its assets are currently owned and used, and (iii) is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except, in each case, where the failure to be in good standing or qualified or licensed does not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 2.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each of the Acquired Corporations, including all amendments thereto, as in effect on the date hereof. The charter and bylaws of the Company described in the preceding sentence are in full force and effect, and the Company has complied with its charter or bylaws in any material respect.

Section 2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 100,000,000 Shares, of which 28,873,636 shares have been issued or are outstanding as of the close of business on the Reference Date; and (ii) 5,000,000 shares of Company Preferred Stock, none of which are issued or outstanding as of the close of business on the Reference Date. As of the close of business on the Reference Date, there were no Shares held in the treasury of the Company. No Subsidiary of the Company owns any Shares. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable and were issued in accordance with applicable Legal Requirements of the DGCL and the organizational documents of the Company.

(b) (i) None of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having a right to vote on any matters on which the Company Stockholders have a right to vote and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares or grant, extend or enter into any subscription, warrant, right convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt), in any Acquired Corporation. The Company Common Stock constitutes the only outstanding class of securities of the Acquired Corporations registered under the Securities Act or the Exchange Act.

(c) As of the close of business on the Reference Date: (i) 1,031,039 Shares are subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plan; (ii) 1,532,036 Shares are subject to or otherwise deliverable in connection with outstanding RSUs under Company Equity Plan; and (iii) 428,770 Shares are subject to or otherwise deliverable in connection with outstanding PSUs under the Company Equity Plan (assuming (A)

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with respect to each 2020 PSU, at 150% of the target level of performance applicable to such PSUs, (B) with respect to each 2021 PSU, at 200% of the target level of performance applicable to such PSU, as such target is set forth in the applicable award documents, and (C) with respect to each 2022 PSU, at 100% of the target level of performance applicable to such PSUs). The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Company Options, RSUs and PSUs outstanding as of the date of this Agreement, the forms of all stock option agreements evidencing such Company Options, the forms of stock unit agreements evidencing such RSUs and the form of stock unit agreements evidencing such PSUs. Other than as set forth in this Section 2.3(c), Section 2.3(d) below and Section 2.3(d) of the Company Disclosure Letter, as of the close of business on the Reference Date, there is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, performance-based restricted stock unit award, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company.

(d) Section 2.3(d)(i) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the close of business on the Reference Date, and with respect to each outstanding Company Equity Award, of the name of the holder of such Company Equity Award, the grant date of such Company Equity Award, the applicable vesting schedule (and the terms of any acceleration rights thereof), the number of shares subject to each Company Equity Award (separately indicating such number assuming, threshold, target and maximum performance for any performance-based vesting awards) and, to the extent applicable, the per share exercise price of such Company Equity Award and the expiration date. With respect to each Company Equity Award, (i) each such grant was duly authorized no later than the date on which the grant of such grant was by its terms effective (the “Grant Date”) by all necessary corporate action and (ii) (A) each grant was made in compliance in all material respects with all applicable Laws (including all applicable federal, state and local securities Laws) and all of the terms and conditions of the applicable Company Equity Plan, (B) the treatment of Company Equity Awards under this Agreement complies in all material respects with the terms and conditions of the applicable Company Equity Plan and (C) each Company Option has an exercise price that is equal or greater than the fair market value of the underlying Share on the applicable Grant Date. Section 2.3(d)(ii) of the Company Disclosure Letter sets forth each employee or other individual service provider with an offer letter or other Contract or Employee Plan that contemplates a grant of, or right to purchase or receive equity awards with respect to the equity of the Company or any of its Subsidiaries, that have not been issued or granted as of the date of this Agreement, together with the number of such equity awards or other equity securities and any promised terms thereof.

(e) Except as otherwise set forth in this Section 2.3, as of the close of business on the Reference Date, there are no: (i) outstanding shares of capital stock of, or other equity interest in the Company; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any Acquired Corporation; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Corporation; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which any Acquired Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

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(f) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company has been duly authorized, validly issued, is fully paid and nonassessable, was issued in accordance with applicable Legal Requirements, is not subject to or issued in violation of any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, right of first refusal or any similar right, and is owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Encumbrances and transfer restrictions, except for such Encumbrances and restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws.

Section 2.4 SEC Filings; Financial Statements.

(a) Since January 1, 2020, the Company has timely filed or furnished all material reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file or furnish any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents (except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements of any Person other than the Subsidiaries of the Company are required by GAAP to be included in the consolidated financial statements of the Company. Since January 1, 2020, there has been no material change to the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

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(c) The Company maintains, and at all times since January 1, 2020 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company in all material respects; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since January 1, 2020, neither the Company nor, to the knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (C) any claim or allegation regarding any of the foregoing.

(d) The Company maintains, and at all times since January 1, 2020 has maintained, disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to provide reasonable assurance that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) No Acquired Corporation is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(f) Since January 1, 2020, there has been no material correspondence between the SEC and the Company that is not set forth or reflected in the Company SEC Documents. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

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(g) Each document required to be filed by the Company with the SEC in connection with the Merger (the “Company Disclosure Documents”) (including the Proxy Statement), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to statements made or incorporated by reference in any Company Disclosure Document based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company Disclosure Documents.

(h) The Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act (and the rules and regulations promulgated thereunder) and the applicable listing and other rules and regulations of NYSE.

(i) Section 2.4(i) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Acquired Corporations as of the date hereof, other than Indebtedness reflected in the Balance Sheet or otherwise included in the Company SEC Documents.

Section 2.5 Absence of Changes. From the date of the Balance Sheet through the date of this Agreement, (a) except for the transactions contemplated by this Agreement and discussions and negotiations related thereto and to other strategic transactions and alternatives considered by the Company, each Acquired Corporation has operated in all material respects in the ordinary course of business, (b) there has not occurred a Material Adverse Effect and (c) no Acquired Corporation has taken or committed or agreed to take any action that would be prohibited by Section 4.2(b) (excluding Sections 4.2(b)(iii), 4.2(b)(iv), or 4.2(b)(x)) if such action were taken on or after the date hereof without the consent of Parent.

Section 2.6 Title to Assets. The Acquired Corporations have good and valid title to all material tangible assets owned by them as of the date of this Agreement, including all material tangible assets (other than capitalized or operating leases) reflected on the Company’s audited balance sheet in the most recent Annual Report on Form 10-K (the “Balance Sheet”) filed by the Company with the SEC (but excluding intellectual property which is covered by Section 2.8), except for tangible assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet and except where such failure would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.7 Real Property.

(a) The Acquired Corporations have not and do not own any real property.

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(b) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Corporations hold a valid and existing leasehold interest in the real property that is leased or subleased by the Acquired Corporations from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances described in the leases and subleases with respect to real property to which any of the Acquired Corporations are a party. None of the Acquired Corporations have received any written notice regarding any violation or breach or default under any Company Lease that has not since been cured, in each case, except for violations or breaches that have not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.8 Intellectual Property.

(a) Section 2.8(a) of the Company Disclosure Letter identifies each item of Registered IP that is Company IP, listing for each such item, as applicable, (i) the identity of the current assignee or record owner, (ii) the date and jurisdictions in which such item has been issued or registered or in which each such application for issuance or registration of such item has been filed, (iii) the registration or application number, and (iv) current status. All of the Registered IP required to be listed on Section 2.8(a) of the Company Disclosure Letter is subsisting, and, with respect to issued or registered items, valid and enforceable. The Company is current, as of the date of this Agreement, in the payment of all registration, maintenance and renewal fees with respect to all such Registered IP. As of the date of this Agreement, no interference, opposition, reissue, reexamination, inter partes review or similar proceeding (other than initial examination and other ordinary course prosecution proceedings) is pending or, to the knowledge of the Company, threatened in writing, in which the scope, validity, enforceability or ownership of any Registered IP required to be listed on Section 2.8(a) of the Company Disclosure Letter is being or has been contested or challenged.

(b) The Acquired Corporations own all right, title and interest in and to all Company IP, free and clear of all Encumbrances other than Permitted Encumbrances, and has valid and enforceable licenses to use the Licensed IP. The Company and the Licensed IP constitute all of the Intellectual Property Rights used in the operation of the businesses of the Acquired Corporations; provided, however, the foregoing will not be deemed a representation of non-infringement.

(c) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution is being or was used to create any items of Company IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership, license or other rights to such Company IP, including the right to receive royalties with respect to such Company IP.

(d) Neither the operation of the business of any Acquired Corporation nor any product or service of any Acquired Corporation infringes, misappropriates or otherwise violates, and has not in the prior three year period infringed, misappropriated or otherwise violated, any Intellectual Property Rights owned by any other Person.

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(e) To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has in the prior three year period infringed, misappropriated or otherwise violated, any Company IP. None of the Company IP is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that restricts the use, validity, enforceability, scope, exploitation, transfer, registration or licensing or other disposition of any such Company IP by any Acquired Corporation. During the prior three year period, the Company has not received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Rights of another Person by an Acquired Corporation.

(f) Each Acquired Corporation has taken commercially reasonable steps to protect its rights in such Acquired Corporation’s trade secrets or other confidential information and any trade secrets or other confidential information of third Persons provided to the Acquired Corporation under any obligation of confidentiality. No such trade secrets or other confidential information have been disclosed by any Acquired Corporation to any Person other than pursuant to a valid and enforceable written agreement restricting the disclosure and use of such trade secrets and other confidential information, which, to the knowledge of the Company, has not been breached by such Person.

(g) Each current and former director, officer, employee, consultant or contractor of each Acquired Corporation that has contributed to the creation, invention, modification, or improvement of any Intellectual Property Rights for or on behalf of any Acquired Corporation, in whole or in part, has signed a valid and enforceable written agreement pursuant to which all right, title and interest in and to such Intellectual Property Rights have been irrevocably and unconditionally assigned to an Acquired Corporation.

(h) An Acquired Corporation is in actual possession of, and has exclusive control over, the source code for all Proprietary Software. No Acquired Corporation has provided access to any source code to any Proprietary Software to any Person (other than its employees, consultants and contractors involved in the development or maintenance thereof who are subject to written, valid and enforceable obligations of confidentiality with respect thereto), and no Person has asserted in writing any right to access the same. No Acquired Corporation is a party to any Contract (i) requiring the deposit of source code for any Proprietary Software with an escrow agent or escrow service, (ii) requiring the sharing or disclosure of any such source code with any Person, or (iii) granting to any Person a license, option or right with respect to any such source code. There has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any source code to any Proprietary Software.

(i) None of the Proprietary Software that is licensed or made available in any manner by any Acquired Corporation to any Person uses, incorporates or is based upon any Open Source Software in any manner which: (i) obligates any Acquired Corporation to grant to any Person the right to make derivative works or other modifications to such Proprietary Software or portions thereof (other than such portions that are the Open Source Software themselves) or any rights or immunities under any Company IP; (ii) conditions the use or distribution of any Proprietary Software on such Proprietary Software being made subject to the terms and conditions of any Open Source Software license; (iii) requires such Proprietary Software to be made available to any Person in source code form; or (iv) otherwise imposes an obligation on any Acquired

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Corporation to distribute any such Proprietary Software on a royalty-free basis. Each Acquired Corporation is and has been in material compliance with the terms and conditions of all licenses for such Open Source Software. No Acquired Corporation has received a written notice or request from any Person to disclose, distribute or license any Proprietary Software pursuant to an Open Source Software license, or alleging noncompliance with any Open Source Software license.

(j) The IT Assets function in compliance in all material respects with their written specifications without material defects or errors when used in accordance with such specifications and related documentation. No Proprietary Software or IT Assets contain any (i) virus, “trojan horse”, worm or other software routines, hardware or systems designed to permit unauthorized access or to disable, erase or otherwise harm software, information technology systems or data or (ii) other malicious code that is intended to disrupt or disable any software or any information technology systems used in connection therewith.

(k) Each Acquired Corporation has implemented and maintains commercially reasonable backup, security and disaster recovery plans, in each case, consistent with customary industry practices for the IT Assets. The IT Assets have not malfunctioned, or experienced any failure or other recurring technical problem, downtime or interruption, except as would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Corporations. Since January 1, 2020, to the knowledge of the Company, there has been (i) no unauthorized access to or unauthorized use of any IT Assets and (ii) no unauthorized intrusions or breaches of security with respect to any IT Asset, in each case, except as would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Corporations.

(l) In connection with its collection, storage, use and/or disclosure of any information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual person or constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable Legal Requirements (collectively “Personal Information”), each Acquired Corporation maintains, and has maintained, commercially reasonable physical, technical, and administrative security measures and policies regarding data security, privacy, transfer, and use of Personal Information and sensitive business information maintained by or on behalf of the Acquired Corporations (collectively, “Sensitive Data”) designed to support compliance by the Acquired Corporations with applicable Legal Requirements, Contracts or codes of conduct to which the Company is bound, and the Company’s written privacy policies. The Acquired Corporations and the operation of the Acquired Corporations’ business materially comply with all such policies, Contracts, codes of conduct, and other Legal Requirements pertaining to data privacy and data security of any Sensitive Data. In the five (5) year period prior to the date hereof, there have been (i) no material losses or thefts of data or security breaches relating to Sensitive Data used in the businesses of the Acquired Corporations, and (ii) no material unauthorized, unlawful, or accidental access, use, modification, or disclosure of any Sensitive Data in the possession of or under the control of any Acquired Corporation, in each case of (i) and (ii), except as not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 2.9 Contracts.

(a) Section 2.9(a) of the Company Disclosure Letter identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Material Contract”:

(i) any Company Contract (A) with any current or former Company Associate pursuant to which the Company is or may become obligated to make any cash payments for severance, termination, tax gross-up or similar payment to such Company Associate or any spouse or heir of any Company Associate, except for severance, termination, or similar payments required by applicable Legal Requirements or that do not exceed $10,000 per beneficiary or $500,000 in the aggregate or (B) pursuant to which the Company is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any Company Equity Award;

(ii) any Company Contract containing (A) any exclusivity obligations or otherwise limiting the freedom or right of an Acquired Corporation, in any material respect, to engage in any line of business, to make use of any material Company IP or to compete with any other Person in any location or line of business or (B) containing any material “most favored nations” terms and conditions (including with respect to pricing) or similar restrictions with respect to pricing granted by an Acquired Corporation;

(iii) any Company Contract that requires by its terms the payment or delivery of cash or other consideration by or to an Acquired Corporation in an amount having an expected value in excess of $1,000,000 in the fiscal year ending December 31, 2022, excluding Standard Licenses;

(iv) any Company Contract relating to Indebtedness in excess of $1,000,000 (whether incurred, assumed, guaranteed or secured by any asset) of the Company or any Acquired Corporation;

(v) any Company Contract constituting a joint venture, partnership, or limited liability corporation for the sharing of profits and losses;

(vi) any Company Contract that requires any Acquired Corporation, or any successor, to, or acquirer of the Company or any other Acquired Corporation, to make any payment to another Person solely as a result of a change of control of any Acquired Corporation;

(vii) any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any Acquired Corporation, the pledging of the capital stock or other equity interests of the Company or any Acquired Corporation or prohibits the issuance of any guaranty by the Company or any Acquired Corporation;

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(viii) any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Company Common Stock or, to the knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members with annual payments in excess of $200,000 (other than, (A) offer letters that can be terminated at will without severance, payment or other obligations and (B) Company Contracts representing Company Equity Awards);

(ix) any Company Contract for the lease or sublease of any real property with annual payments in excess of $500,000;

(x) any Company Contract that contains a put, call or similar right pursuant to which the Acquired Corporations could be required to purchase or sell, as applicable, any equity interests or assets that are material to the Acquired Corporations, taken as a whole (other than in the ordinary course of business) of any Person;

(xi) any Company Contract relating to any disposition or acquisition by a Acquired Corporation of any Entity or business (including assets constituting a material business or business lines) that has material obligations remaining to be performed or material liabilities continuing after the date of this Agreement (other than indemnification obligations for fundamental representations under which there are no pending claims);

(xii) any Company Contract (i) pursuant to which any Acquired Corporation grants any right or license to Company IP to any Person (excluding Incidental Licenses), (ii) pursuant to which any Acquired Corporation obtains the right to use any Licensed IP (excluding Incidental Licenses), (iii) that contains any covenant not to sue, pre-rights declaration or other consent with respect to any Company IP or Licensed IP or (iv) that constitutes a concurrent use agreement, settlement agreement or co-existence agreement with respect to any Company IP or Licensed IP;

(xiii) any Company Contract with any Governmental Body under which payments in excess of $150,000 were received by the Acquired Corporations in the most recently completed fiscal year;

(xiv) any Company Contract which constitutes a settlement agreement (A) pursuant to which any Acquired Corporation is obligated after the date of this Agreement to pay consideration in excess of $100,000 or (B) that would otherwise materially limit or adversely affect the operations of the business conducted by any Acquired Corporation in any material respect after the date of this Agreement;

(xv) any Contracts (A) with any record or, to the knowledge of the Company, beneficial owner as of the date hereof of five percent or more of the voting securities of the Company, or (B) of the type that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act;

(xvi) any hedging, swap, derivative or similar Company Contracts;

(xvii) any other Company Contract not otherwise described in any other subsection of this Section 2.9(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

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(b) As of the date of this Agreement, the Company has either delivered or made available to Parent or Parent’s Representatives a copy of each Material Contract or has publicly made available such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. Neither the applicable Acquired Corporation nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any Material Contract and, neither the applicable Acquired Corporation, nor, to the knowledge of the Company, any other party thereto has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. To the knowledge of the Company, each Material Contract is enforceable by the applicable Acquired Corporation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Since January 1, 2021, the Acquired Corporations have not received any written notice regarding any violation or breach or default under, or intent to terminate or not renew, any Material Contract that has not since been cured, except for violations or breaches that would not have and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No Acquired Corporation has waived any rights under any Material Contract, the waiver of which would have, either individually or in the aggregate, a Material Adverse Effect.

Section 2.10 Liabilities. As of the date of this Agreement, the Acquired Corporations do not have any liabilities, except for: (a) liabilities disclosed on the Balance Sheet contained in the Company SEC Documents filed prior to the date of this Agreement; (b) liabilities or obligations incurred pursuant to the terms of this Agreement; (c) liabilities for performance of obligations of the Acquired Corporations under Contracts binding upon the applicable Acquired Corporation (other than resulting from any breach or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business, including commercially available off-the-shelf software licenses, generally available patent license agreements and non-exclusive outbound license agreements; (d) liabilities incurred since the date of the Balance Sheet in the ordinary course of business or in connection with the Transactions; and (e) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.11 Compliance with Legal Requirements; Export Controls.

(a) Each Acquired Corporation is, and since January 1, 2021 has been, in compliance with all applicable Legal Requirements, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2020, the Company has not been charged with any unresolved violation of, any Legal Requirement, except, in each case, for any such violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) No Acquired Corporation nor, to the knowledge of the Company, any director, officer, employee or agent thereof, is, or is owned or controlled by, Persons that are (i) the subject of Sanctions or (ii) located, organized or resident in a country or region which is itself the subject of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions in Ukraine). Since January

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1, 2019, no Acquired Corporation has been in violation of, or has been investigated for, or charged by any Governmental Body with a violation of any (1) applicable U.S. export or reexport control laws or regulations, including the U.S. Export Administration Regulations or (2) Sanctions. The Company has implemented and maintains policies and procedures reasonably designed to ensure compliance by each Acquired Corporation and any managing director, officer, employee and agent thereof with Sanctions applicable to such Persons.

Section 2.12 Certain Business Practices. To the knowledge of the Company, neither the Company, nor any other Acquired Corporation nor any of their respective Representatives (in each case, acting in the capacity of a Representative of any Acquired Corporation) has (a) used any material funds (whether of an Acquired Corporation or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (c) violated any provision of any applicable Anti-Corruption Laws or any rules or regulations promulgated thereunder, any applicable anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Legal Requirements of similar effect.

Section 2.13 Governmental Authorizations. The Acquired Corporations hold, and since January 1, 2020 have held, all Governmental Authorizations necessary to enable the Acquired Corporations to conduct its business in the manner in which its businesses is currently being conducted, except where failure to hold such Governmental Authorizations have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Governmental Authorizations held by the Acquired Corporations are, and since January 1, 2020 have been, in all material respects valid and in full force and effect and no suspension or cancellation of any of the Governmental Authorizations is pending or, to the knowledge of the Company, threatened. The Acquired Corporations are in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.14 Tax Matters.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Tax Return required to be filed by or with respect to the Acquired Corporations with any Governmental Body have been filed on or before the applicable due date (taking into account any extensions of such due date) or filed subsequent to the due date and all related assessed penalties and interest were either paid or waived by the Governmental Body, and all such Tax Returns are accurate and complete, (ii) all Taxes shown as due on such Tax Returns have been paid, and (iii) the Acquired Corporations have made adequate provision for all unpaid Taxes not yet due.

(b) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, there is no deficiency for any Tax that has been asserted or assessed by a Governmental Body in writing against any Acquired Corporation which deficiency has not been paid, settled or withdrawn or is not being contested in good faith and in accordance with applicable Legal Requirements.

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(c) No Acquired Corporation is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements (i) exclusively between or among the Acquired Corporations or (ii) with third parties made in the ordinary course of business, the principal purpose of which is not Tax).

(d) No Acquired Corporation (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any material liability for the Taxes of another Person (other than the Acquired Corporations) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Legal Requirements), as a transferee or successor, or otherwise by operation of Legal Requirements.

(e) Within the past three years, no Acquired Corporation has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(f) To the knowledge of the Company, no Acquired Corporation has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g) No Acquired Corporation is currently the subject of an audit or other examination of Taxes by a Governmental Body (and to the knowledge of the Company, no such audit is pending or threatened), which if determined adversely to the Acquired Corporation, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(h) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no written claim has been received by any Acquired Corporation within the past five years from a Governmental Body in a jurisdiction where any Acquired Corporation does not file Tax Returns that any Acquired Corporation is or may be subject to taxation in that jurisdiction.

Section 2.15 Employee Matters; Benefit Plans.

(a) Except as required by applicable Legal Requirements, the employment of each Acquired Corporation’s employees located in the United States is terminable by the Company at will. Other than as set forth on Section 2.15(a) of the Disclosure Letter, the employment of each Acquired Corporation’s employees is terminable by the Company without payment of severance or provision of advance notice in material excess of those required by applicable Legal Requirements.

(b) No Acquired Corporation is a party to, has any duty to bargain for, nor is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or works council or similar employee or labor organization representing any of its employees and there are no labor organizations or works councils or similar employee or labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent or organize any employees of any Acquired Corporation. Since January 1, 2020, there has not been any strike, material slowdown, work stoppage, lockout, picketing or labor dispute, or any threat thereof affecting the Company or any

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of its employees. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Body relating to the Acquired Corporations or any Company Associate; (ii) there is no representation claim or petition pending before any applicable Governmental Body; and (iii) there are no charges with respect to or relating to any of the Acquired Corporations pending before any applicable Governmental Body responsible for the prevention of unlawful employment practices.

(c) Since January 1, 2020, each Acquired Corporation has complied in all material respects with all applicable Legal Requirements related to employment and employment practices, including, but not limited to, any pertaining to payment wages and hours of work, overtime, collective bargaining, leaves of absence, plant closing notifications, employment statutes or regulations, workplace health and safety, the employment of foreign citizens, classification of employees and independent contractors, the collection and payment of withholding and/or social security Taxes, retaliation, or discrimination matters, including charges of unfair labor practices or harassment complaints, and since January 1, 2020 there has been and there currently is no Legal Proceeding pending or, to the knowledge of the Company, threatened in writing relating to such applicable Legal Requirements.

(d) None of the Acquired Companies is delinquent in payment to any Company Associates for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such Company Associates or in payments owed upon any termination of such Company Associate’s employment or engagement.

(e) To the knowledge of the Company, no current Company Associate at the level of vice president or above, or group of Company Associates, intends to terminate his, her or their employment or engagement with the Acquired Corporations and to the knowledge of the Company, no Acquired Corporation has a present intention to terminate the employment or engagement of any of the foregoing.

(f) Since January 1, 2019, (i) no allegations of workplace sexual harassment or illegal retaliation or discrimination have been made known to any Acquired Corporation, initiated, filed or, to the Knowledge of the Company, threatened against any Acquired Corporation or any Company Associate, (ii) to the Knowledge of the Company, no incidents of any such workplace sexual harassment or illegal retaliation or discrimination have occurred, and (iii) none of the Acquired Corporations has entered into any settlement agreement related to allegations of sexual harassment or illegal retaliation or discrimination by any Company Associate.

(g) Section 2.15(g) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each material Employee Plan (other than any employment offer letters, equity award agreements, grant notices and related documentation, and agreements with consultants entered into in the ordinary course of business, in each case, in a form consistent with the corresponding form made available to Parent or Parent’s Representative without any material deviations from such forms) and separately identifies each material Employee Plan that is maintained primarily for the benefit of employees outside the United States (each, a “Foreign Employee Plan”). The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material

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Employee Plan accurate and complete copies of the following (other than any employment offer letter for employees of any Acquired Corporation at the level below vice president and equity grant notices with respect to employees of the Acquired Corporations, in each case, entered into in the ordinary course of business on a form consistent with the corresponding form made available to Parent or Parent’s Representative without any material deviations from such forms), as relevant: (i) all written plan documents and all material amendments thereto, and all related trust or other funding documents, and a written description of any material unwritten Employee Plan; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual financial statements and actuarial valuation and the most recent Form 5500; (iv) the most recent summary plan descriptions and any material modifications thereto; (v) the most recent compliance tests required to be performed under the Code; and (vi) copies of any material correspondence received from or provided to the IRS, Department of Labor or other Governmental Body within the past three (3) years. There has been no amendment to, announcement by any of the Acquired Corporations relating to any Employee Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. The Acquired Corporations may amend or terminate any Employee Plan (other than any Employee Plan that is an individual agreement or arrangement with a Company Associate (including an individual award or similar participation agreement under an Employee Plan) that requires the Company Associate’s consent of such amendment or termination) at any time without incurring any Liability thereunder other than in respect of claims incurred prior to such amendment or termination and the customary costs of implementing such amendment or termination.

(h) Neither an Acquired Corporation nor any other Person that would be or, at any relevant time, would have been considered a single employer with an Acquired Corporation under the Code or ERISA or that is, or was at the relevant time, a member of the same “controlled group” as any of the Acquired Corporations pursuant to Section 4001(a)(14) of ERISA has during the past six years sponsored, established, maintained, contributed to, or been required to contribute to or in any way has any material liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA; (ii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iii) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code, or (iv) a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

(i) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code and its related trust has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and that its trust is exempt from Tax under Section 501(a) of the Code, and to the knowledge of the Company, nothing has occurred with respect to the operation of any such plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material Liability, penalty or Tax under ERISA or the Code. No stock or other securities issued by any of the Acquired Corporations forms any part of the assets of any Plan that is intended to qualify under Section 401(a) of the Code.

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(j) Except as would not have or reasonably be expected to have, individually or in the aggregate, resulted in any material liability to any Acquired Corporation, each of the Employee Plans is now and has been established, operated, administered and funded in compliance in with its terms and all applicable Legal Requirements, including ERISA and the Code. There are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Employee Plans, the assets of any of the trusts under such Employee Plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Plans with respect to the operation of such Employee Plans (other than routine benefits claims). No Employee Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Body.

(k) Except to the extent required under Section 601 et seq. of ERISA or Section 4980B of the Code (or any other similar state or local Legal Requirement), neither any Acquired Corporation nor any Employee Plan has any obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of an Acquired Corporation pursuant to any retiree medical benefit plan or other retiree welfare plan.

(l) Except as would not have or reasonably be expected to have, individually or in the aggregate, resulted in any material liability to any Acquired Corporation, each Employee Plan that is subject to Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued thereunder (the “Affordable Care Act”), has been established, maintained and administered in compliance with the requirements of the Affordable Care Act, including all notice and coverage requirements. No Acquired Corporation has been assessed for any material Tax or other material penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(m) Except as would not have or reasonably be expected to have, individually or in the aggregate, result in any material liability to any Acquired Corporations, (i) all Foreign Employee Plans comply with applicable local Legal Requirements, (ii) all such plans that are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions, and (iii) all such plans that are intended or required to be qualified, approved or registered with a Governmental Body, is and has been so qualified, approved or registered and nothing has occurred that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable, except, in each case, for any such violation that has not had and would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(n) None of the Acquired Corporations maintain a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.

(o) The consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any current or former Company Associate to any payment, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any current or former Company Associate, (iii) directly or indirectly cause the Acquired Corporations to fund or otherwise transfer or set aside any assets to fund any benefits

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under any Employee Plan or (iv) otherwise give rise to any material liability under any Employee Plan. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from any Acquired Corporation as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(p) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 2.16 Environmental Matters. Except for those matters that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Acquired Corporations are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective business, (b) as of the date hereof, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened in writing against an Acquired Corporation or any Leased Real Property, (c) as of the date hereof, the Acquired Corporations have not received any written notice, report or other information of or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the respective Acquired Corporations relating to or arising under Environmental Laws, (d) to the knowledge of the Company: (i) no Person has been exposed to any Hazardous Materials at a property or facility of an Acquired Corporation at levels in excess of applicable permissible exposure levels; and (ii) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of an Acquired Corporation under any Environmental Law; and (e) no Acquired Corporation has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts or leases for real property.

Section 2.17 Insurance. The Company has delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations as of the date hereof. Except as would not have or reasonably be expected to have, individual or in the aggregate, a Material Adverse Effect, all such insurance policies are in full force and effect (except for any expiration thereof in accordance with its terms), no notice of cancellation or modification has been received as of the date hereof, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

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Section 2.18 Legal Proceedings; Orders.

(a) As of the date hereof, there is no Legal Proceeding pending and served (or, to the knowledge of the Company, pending and not served or threatened) against an Acquired Corporation or to the knowledge of the Company, against any present or former officer, director, employee or Affiliate of an Acquired Corporation in such individual’s capacity as such, other than any Legal Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) There is no order, writ, injunction or judgment to which an Acquired Corporation is subject other than as would not reasonably be likely to have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) No investigation or review by any Governmental Body with respect to an Acquired Corporation is pending or, to the Company’s knowledge, is being threatened, other than any investigations or reviews that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.19 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and, subject to obtaining the Company Required Vote, to consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its obligations hereunder; or (c) except for the receipt of the Company Required Vote, the consummation of the Transactions. The Company Board (at a meeting duly called and held) has (a) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (b) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger and (c) resolved to make the Company Board Recommendation, which resolutions, subject to Section 5.1, have not been subsequently withdrawn or modified in a manner adverse to Parent. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 2.20 Related Party Transactions. Other than the Company’s Employee Plans, no stockholders, members, managers, directors, officers, employees, agents or Affiliates of the Acquired Corporations are, or since January 1, 2020 have been, a party to any Company Contracts with or binding upon any Acquired Corporation or any of their respective properties or assets or has any material interest in any property used by the Acquired Corporations, in each case, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that has not been disclosed.

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Section 2.21 Merger Approval. The only vote of the holders of any class or series of capital stock or other securities of the Company or any other Acquired Corporation required to adopt this Agreement and approve the Transactions is the Company Required Vote.

Section 2.22 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, the HSR Act, if applicable, any other applicable Antitrust Laws, and the rules and regulations of the NYSE, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) conflict with or cause a violation of any of the provisions of the Certificate of Incorporation or bylaws (or similar organizational documents) of the Company; (b) conflict with or cause a violation by the Company of any Legal Requirements or order applicable to the Company, or to which the Company is subject; or (c) conflict with, result in any violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, or require a consent or waiver under, any material Contract; or (d) result in the creation of any Encumbrances (other than Permitted Encumbrances) upon any of the properties or assets of the Acquired Corporations under, any Material Contract, except in the case of clauses (b), (c) and (d), for such violations, conflicts, breaches, terminations, cancellations, losses and Encumbrances, defaults, and for any consents or waivers not obtained, in each case, as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as may be required by the Exchange Act, the DGCL, the HSR Act, any other applicable Antitrust Laws or Investment Screening Laws and the rules and regulations of the NYSE, the Company is not required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger, except those filings, notifications, approvals, notices or Consents that the failure to make, obtain or receive would not reasonably be expected to, individually or in the aggregate, (i) have a Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions.

Section 2.23 Fairness Opinion. The Company Board has received the opinion of Robert W. Baird & Co. Incorporated, as financial advisor to the Company Board, dated on or prior to the date of this Agreement, that, as of the date of such opinion and subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by the holders of Shares (other than Shares held by (i) the Company or any direct or indirect wholly owned subsidiary of the Company and (ii) Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent) pursuant to, and in accordance with, this Agreement is fair, from a financial point of view, to such holders. The Company shall deliver or make available to Parent solely for informational purposes an executed copy of the opinion as soon as reasonably practicable following the date of this Agreement. As of the date of this Agreement, such opinion has not been withdrawn, rescinded or modified in any way.

Section 2.24 Financial Advisor. Except for Robert W. Baird & Co. Incorporated, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisory or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided to Parent true and complete copies of all agreements between the Company and Robert W. Baird & Co. Incorporated.

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Section 2.25 Acknowledgement by the Company. The Company is not relying and has not relied on any representations or warranties of Parent or Merger Sub regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III. Such representations and warranties by Parent and Merger Sub constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Article III is subject to (a) exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Letter corresponding to the particular section or subsection in this Article III and (b) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Letter to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is applicable to qualify such representation and warranty):

Section 3.1 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except where any such failure does not, and would not reasonably be expected to, individually or in the aggregate, (i) have a Parent Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of Parent and Merger Sub to perform its obligations under this Agreement or to consummate the Transactions. Parent has made available to the Company or Company’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent and Merger Sub, including all amendments thereto.

Section 3.2 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incidental to its formation and its entry into this Agreement and performance hereunder. Parent is the record and beneficial owner of all of the outstanding capital stock of Merger Sub and Merger Sub does not have any other outstanding securities or instruments exercisable for, or otherwise convertible or exchangeable into, capital stock or any other security of Merger Sub.

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Section 3.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver and perform their obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions (subject, in case of the Merger, to the recordation of appropriate merger documents as required by the DGCL). This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, the HSR Act, if applicable, and any applicable filing, notification or approval in any jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (a) conflict with or cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Merger Sub; (b) conflict with or cause a violation by Parent or Merger Sub of any Legal Requirements or order applicable to Parent or Merger Sub, or to which they are subject; or (c) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any material Contract, except, in the case of clauses (b) and (c), for such conflicts, violations, breaches or defaults as would not reasonably be expected to, individually or in the aggregate, (i) have a Parent Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions. Except as may be required by the Exchange Act (including the filing with the SEC of the Proxy Statement), state takeover laws, the DGCL or the HSR Act and any filing, notification or approval in any jurisdiction required by Antitrust Laws or Investment Screening Laws, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Parent is not a “foreign person” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof. No vote of Parent’s stockholders, or of any equity holders of any Affiliate of Parent, is necessary to approve this Agreement or any of the Transactions that has not already been obtained as of the date hereof.

Section 3.5 Disclosure. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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Section 3.6 Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or overtly threatened against Parent or Merger Sub, except as would not and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 3.7 Financing.

(a) Parent has provided to the Company a true, complete and correct copy of (i) the fully executed equity commitment letter, dated as of the date of this Agreement between Parent and each of GTCR Fund XII/A LP, GTC Fund XII/C LP, GTCR Co-Invest XII LP, Sycamore Partners II, L.P., and United Parcel Service of America, Inc. (each, an “Equity Commitment Letter”), pursuant to which the investor parties thereto (collectively, the “Equity Financing Parties”) have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein (the “Equity Financing”) and (ii) the fully executed debt commitment letter, dated as of the date of this Agreement (as the same may be amended, restated, supplemented, replaced or otherwise modified in accordance with Section 5.7(c) or 5.7(e), including all exhibits, schedules and annexes thereto, together with the Debt Fee Letter, collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letters, the “Commitment Letters”) pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide debt financing in the amounts set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”) and related executed fee letter (the “Debt Fee Letter”) (which may be redacted to omit fee amounts and economic terms (the redacted terms of which do not adversely affect the conditionality, availability or termination of the Debt Financing, adversely impact the ability of Parent to enforce its rights under the Debt Commitment Letter or reduce the amount of the Debt Financing such that the aggregate proceeds thereof (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex)) would not be sufficient to fund the Required Amount on the Closing Date)). The Equity Commitment Letter provides that (A) the Company is an express third party beneficiary thereof, including in connection with the Company’s exercise of its rights under Section 8.5(b) and is entitled to specifically enforce performance of the investor parties thereto to fund the Equity Financing in accordance with and subject to the terms of the Equity Commitment Letter and (B) subject in all respects to Section 8.5(b), each of Parent and the Equity Financing Parties thereto will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is an adequate remedy at law in connection with the exercise of such third party beneficiary rights.

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(b) As of the date hereof, (i) the Commitment Letters and the terms of the Financing have not been amended or modified, (ii) to the knowledge of Parent, no such amendment or modification is contemplated (except for amendments or supplements to add additional Debt Financing Sources thereto pursuant to the terms of the Debt Commitment Letter as in effect on the date hereof), and the financing commitments thereunder have not been withdrawn, terminated or rescinded in any respect and (iii) the commitments contained therein have not been withdrawn, terminated or rescinded in any respect and, to the knowledge of Parent, no such withdrawal, termination or rescission is contemplated. As of the date hereof, there are no side letters or other Contracts or arrangements related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Commitment Letters delivered to the Company on or prior to the date hereof, other than customary non-disclosure agreements which do not impact the enforceability, conditionality or aggregate amount of the Debt Financing. Parent or its Affiliates have fully paid any and all commitment fees or other fees in connection with the Commitment Letters that are payable on or prior to the date hereof, and the Commitment Letters (A) are in full force and effect, (B) constitute the legal, valid and binding obligations of Parent and, to the knowledge of Parent, each of the other parties thereto, and (C) are enforceable in accordance with their respective terms against Parent and, to the knowledge of Parent, the other parties thereto, as applicable, subject to (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (2) rules of law governing specific performance, injunctive relief and other equitable remedies. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Commitment Letters. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or, to the knowledge of Parent, any other party thereto under the Commitment Letters. Parent has no reason to believe that (x) any of the conditions to the receipt of the Financing contemplated by the Commitment Letters will not be satisfied, or (y) the Financing will not be available at the Closing, assuming the satisfaction (or to the extent permitted, waiver) of the conditions set forth in Section 6.1 and Section 6.2.

(c) Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company a duly executed Limited Guarantee, pursuant to which the Guarantors are guaranteeing certain obligations of Parent in connection with this Agreement. As of the date hereof, the Limited Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of the Guarantors who executed such Limited Guarantee and, assuming compliance by the Company with its representations, warranties and obligations pursuant to this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantors under such Limited Guarantee.

Section 3.8 Sufficiency of Proceeds. The Financing, when funded in accordance with the terms of the Commitment Letters, and subject to the satisfaction of the conditions contained in Section 6.1 and Section 6.2, will provide Parent and Merger Sub at and as of the Closing Date, when taken together with the cash or cash equivalents held by Parent, Merger Sub and the Company at and as of the Closing Date, with sufficient available funds to (a) make the payment of the aggregate Merger Consideration payable pursuant to Section 1.5 and (b) pay all other amounts (including payment of (i) all amounts payable in respect of Company Options, RSUs and PSUs, (ii) all amounts necessary to repay any outstanding Indebtedness of the Acquired Corporations required to be repaid by this Agreement and (iii) all fees, costs and expenses) required to be paid at the Closing by any Acquired Corporation, Parent or Merger Sub in connection with the Merger and/or the Financing (collectively, the “Required Amount”).

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Section 3.9 Stockholder and Management Arrangements. As of the date hereof, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any Company Stockholder (other than any existing limited partner of the Guarantors or any of its Affiliates), director, officer, employee or other Affiliate of the Company (a) relating to (i) this Agreement, the Merger or the Transactions; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any superior offer; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company other than the Guarantors has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

Section 3.10 Ownership of Company Common Stock. As of the date hereof, neither Parent nor any of Parent’s controlled Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. As of the date hereof, neither Parent nor Merger Sub is an “interested stockholder” of the Company under Section 203(c) of the DGCL.

Section 3.11 Acknowledgement by Parent and Merger Sub.

(a) Neither Parent nor Merger Sub is relying, and neither Parent nor Merger Sub has relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article II, including the Company Disclosure Letter. Such representations and warranties by the Acquired Corporations constitute the sole and exclusive representations and warranties of the Acquired Corporations in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Acquired Corporations. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that, except as may be expressly provided in Article II, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to Parent, Merger Sub, any of their respective Representatives or any other Person.

(b) In connection with the due diligence investigation of the Acquired Corporations by Parent and Merger Sub and certain other Parent Related Parties, Parent and Merger Sub and other Parent Related Parties have received and may continue to receive after the date hereof from the Acquired Corporations and the other Company Related Parties certain estimates, projections, forecasts and other forward-looking information, as well as certain business

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plan information, regarding the Acquired Corporations and their businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Acquired Corporations, any other Company Related Party, or any other Person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Acquired Corporations nor any other Company Related Party, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

Section 3.12 Solvency. As of the Effective Time and immediately after giving effect to the Merger, and, assuming the accuracy of the representations and warranties set forth in Article II and compliance by the Company with Section 4.2, (a) the amount of the “fair saleable value” of the assets (on a going concern basis) of the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of itself (or of the Surviving Corporation or any of its Subsidiaries).

Section 3.13 Brokers and Other Advisors. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

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ARTICLE IV

CERTAIN COVENANTS OF THE COMPANY

Section 4.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, provide Parent and Parent’s Representatives with reasonable access (including electronic access) to each of the Acquired Corporation’s properties, offices, books and records, Contracts, commitments and Representatives, in each case as Parent reasonably requests; provided, however, that any such access shall be conducted at Parent’s sole cost and expense, at a reasonable time during the Company’s normal business hours, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company, and shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing. Nothing herein shall require the Company to permit any inspection or testing, or to disclose any information, that in the reasonable judgement of the Company would cause significant competitive harm to the Company or its Subsidiaries if the Transactions are not consummated nor shall anything herein require the Company to disclose any information to Parent if such disclosure would, upon the advice of outside legal counsel, (a) jeopardize any attorney-client or other legal privilege (provided, that the Company shall use its commercially reasonable efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney-client or other legal privilege) or (b) contravene any applicable Legal Requirement or fiduciary duty (provided, that the Company shall use its commercially reasonable efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not contravene applicable Legal Requirements or fiduciary duties); provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines, on the advice of outside legal counsel, that doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 4.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement dated February 2, 2022, between the Company and Parent (the “Confidentiality Agreement”). All requests for information made pursuant to this Section 4.1 shall be directed to the executive officer or other Person designated by the Company. Despite anything in this Section 4.1 to the contrary, any physical access to the properties, offices, personnel or other information of the Acquired Corporations may be limited to the extent the Company in good faith determines, in light of the COVID-19 pandemic or any COVID-19 Responses, that such access would reasonably be expected to jeopardize the health and safety of any Company Associate (provided that the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner without jeopardizing the health and safety of such Company Associate or violating such COVID-19 Responses).

Section 4.2 Operation of the Acquired Corporations’ Business.

(a) During the Pre-Closing Period except (i) as expressly required or otherwise expressly contemplated under this Agreement or as required by applicable Legal Requirements, (ii) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, or (iii) as set forth in Section 4.2 of the Company Disclosure Letter, the Company shall use its commercially reasonable efforts to (x) conduct and ensure that each other Acquired Corporation conducts, its business in the ordinary course of business and (y) (1) preserve intact the business and material operations of the Acquired Corporations and (2) keep available all of the

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material services of its directors, officers and material employees of the Acquired Corporations; provided that any failure to take any action prohibited by Section 4.2(b) shall not be deemed a breach of this Section 4.2(a); provided, further that this Section 4.2(a) shall not prohibit the Acquired Corporations from taking commercially reasonable actions (in consultation with Parent to the extent reasonably practicable) in response to the actual or anticipated effects of the COVID-19 pandemic or any COVID-19 Responses.

(b) During the Pre-Closing Period, except (i) as expressly required or otherwise expressly contemplated under this Agreement or as required by applicable Legal Requirements, (ii) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, or (iii) as set forth in Section 4.2 of the Company Disclosure Letter, the Acquired Corporations shall not:

(i) (A) establish a record date for, declare, accrue, set aside or pay any dividend or other distribution (whether in cash, securities, other property or any combination thereof) in respect of any shares of its capital stock (including the Company Common Stock) or other equity, equity linked or voting interests, except for dividends or other distributions by a Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company; (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Common Stock) or other equity, equity-linked or voting interests, or any rights, warrants or options to acquire any shares of its capital stock, other than: (1) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Stock Awards; or (2) pursuant to transactions solely between or among Acquired Corporations; (C) modify the terms of any shares of its capital stock (including the Company Common Stock) or other equity, equity-linked or voting interests; or (D) enter into any agreement with respect to the voting or registration of any shares of its capital stock (including the Company Common Stock) or other equity, equity-linked or voting interests;

(ii) adjust, recapitalize, split, combine, subdivide or reclassify any shares of its capital stock (including the Company Common Stock) or other equity linked or voting interests or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (including the Company Common Stock) any of its other equity, equity-linked or voting interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by any Acquired Corporation (other than pursuant to agreements in effect as of the date of this Agreement and set forth on Section 4.2(b)(iii) of the Company Disclosure Letter) of (A) any capital stock, equity, equity-linked or voting interest or other security of the Acquired Corporation, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Acquired Corporation or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Acquired Corporation (except that the Company may (1) issue Shares as required to be issued upon the settlement of RSUs or PSUs outstanding on the date of this Agreement, upon the exercise of Company Options, or the vesting of Company Stock Awards outstanding as of the date of this Agreement, in each case, as set forth on Section 2.3(d) of the Company Disclosure Letter; (2) issue such securities in transactions solely between or among Acquired Corporations); provided, further, that, in no event shall any Acquired Corporation issue or grant any Company Equity Award following the date hereof (except for issuances or grants of Company Equity Awards set forth on Section 2.3(c) of the Company Disclosure Letter);

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(iv) enter into any Contract that would be a Material Contract had it been entered into as of the date hereof, or modify, amend, or terminate or waive any right under, any Material Contract, except for (A) the entry into any Contract in the ordinary course of business that would be a Material Contract solely because of clause (iii) of Section 2.9(a) or any customer Contract so long as it would be considered a Material Contract under Section 2.9(a) clauses (ii) or (iv) (if otherwise permitted under Section 4.2(b)(viii)); (B) terminations as a result of a material breach or material default of the counterparty or the expiration of such Contract in accordance with its terms; or (C) any renewal (including any modifications to a Material Contract that are not material in the aggregate that are made in connection with such renewal) or non-renewal of a Material Contract in the ordinary course of business;

(v) enter into, establish, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), grant or amend any award under, amend or waive any of the Acquired Corporation’s rights under, or accelerate the vesting under, any provision of any of the Employee Plans or related award (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof) or provide for the increase or acceleration of vesting of any compensation or benefits of any Company Associate, except that the Acquired Corporations: (A) may provide increases in salary or wages to Company Associates eligible to earn an annual base salary or annual base fee of less than $150,000 in the ordinary course of business or pursuant to any written plans, programs or agreements existing on the date hereof and set forth on Section 4.2(v) of the Company Disclosure Letter; (B) may amend any Employee Plans set forth on Section 2.15 of the Company Disclosure Letter to the extent required by applicable Legal Requirements; (C) may replace, renew or extend a broadly applicable Employee Plan set forth on Section 2.15 of the Company Disclosure Letter in the ordinary course of business that does not materially increase the cost of such Employee Plan or benefits provided under such Employee Plan based on the cost on the date of this Agreement, and (D) may make annual or quarterly bonus or commission payments in the ordinary course of business pursuant to, and in accordance with, existing Employee Plans Section 2.15 of the Company Disclosure Letter;

(vi) (A) enter into (1) any change-of-control agreement with any Company Associate or (2) any retention agreement with any Company Associate, (B) enter into any employment, severance or consulting agreement with any Company Associate (other than any standard agreements entered into with any newly hired Company Associate eligible to earn an annual base salary or annual base fee equal to or less than $150,000, in each case, in the ordinary course of business and pursuant to forms of agreements substantially similar to the corresponding forms made available to Parent; provided, that, in no event shall such agreement provide for any severance benefits unless required by

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applicable Legal Requirements), (C) hire or terminate without “cause” any Company Associate, other than to hire or terminate without “cause” in the ordinary course of business any employee who is eligible to earn an annual base salary equal to less than $150,000, (D) fund any payments or benefits that are payable or to be provided under any Employee Plan, (E) make or forgive any loan to any Company Associate (other than advancement of expenses in the ordinary course of business), (F) implement or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hour or benefits, work schedule changes or similar actions that would implicate the Worker Adjustment and Retraining Notification Act or any similar state law, (G) except as provided under the terms of any existing agreement between the Company and a Company Associate set forth on Section 2.15 of the Company Disclosure Letter, increase or accelerate the vesting of the compensation or benefits of any Company Associate, or (H) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Company Associate;

(vii) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, except as may be required by Legal Requirement or the rules and regulations of the NYSE;

(viii) make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely between or among the Acquired Corporations, (B) advances for employee expenses in the ordinary course of business, or (C) the extension of trade credit in the ordinary course of business;

(ix) form any Subsidiary, acquire any equity interest in any other Entity or enter into any joint venture, legal partnership (excluding, for the avoidance of doubt, any strategic partnerships or other commercial arrangements), limited liability company or similar arrangement;

(x) make or authorize any capital expenditure except in accordance with the capital budget set forth on Section 4.2(b)(x) of the Company Disclosure Letter, plus a 10% variance for each principal category set forth therein or capital expenditures not addressed by the foregoing clause that do not exceed $1,000,000 in the aggregate during any fiscal year;

(xi) incur any Indebtedness after the date of this Agreement in excess of $500,000 at any one time outstanding, except for (A) guarantees by the Company of existing Indebtedness of any other Acquired Corporation, (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business and that do not exceed more than $100,000 in the aggregate and (C) Indebtedness incurred under any existing credit facilities or similar arrangements as in effect on the date hereof;

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(xii) sell, lease, transfer, subject to any Encumbrance (other than a Permitted Encumbrance) or otherwise dispose of or assign any of its properties or assets, except (A) dispositions of supplies, inventory, merchandise or products in the ordinary course of business and dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of any Acquired Corporation, (B) transfers between or among the Acquired Corporations, (C) voluntary terminations or surrenders of leases or subleases of real property in the ordinary course of business or (D) with a fair value less than $500,000 individually or $1,000,000 in the aggregate;

(xiii) sell, assign, transfer, license, abandon, cancel, permit to lapse, pledge, encumber, fail to renew, maintain or pursue filed applications for or otherwise dispose of any material Company IP, other than the grant of non-exclusive licenses in the ordinary course of business;

(xiv) acquire any material business or Entity (including by merger, consolidation or acquisition of stock or assets);

(xv) except as required by applicable Legal Requirements (A) file any material Tax Return that was prepared materially inconsistent with past practice, (B) make, revoke or change any material Tax election or material method of accounting for Tax purposes, in each case, outside of the ordinary course of business (C) file any material amended Tax Return, (D) agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), (E) settle or compromise any material Tax claim or liability (F) initiate or enter into any closing, voluntary disclosure or similar agreement with a taxing authority relating to a material amount of Taxes, or (G) request any letter ruling from the IRS (or any comparable ruling from any other taxing authority);

(xvi) commence any Legal Proceeding, other than: (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) subject to any limitations set forth in other provisions of this Agreement, in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xvii) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) a settlement or compromise involving only the payment of monies by the Acquired Corporations (net of recoveries under insurance policies or indemnity obligations) of not more than $100,000 individually and $500,000 in the aggregate or (B) any settlement or compromise that results in no obligation of any Acquired Corporation or solely results in the Acquired Corporation’s receipt of payment; provided that no such settlement or compromise may involve any material injunctive or equitable relief, or impose material restrictions, on the business activities of the Acquired Corporations, taken as a whole;

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(xviii) (A) enter into any collective bargaining agreement or other agreement with any labor organization, works council or similar employee organization (or enter into negotiations to do any of the foregoing) (except to the extent required by applicable Legal Requirements), or (B) voluntarily recognize any labor union, works council, bargaining representative, or any other similar organization as the bargaining representative for any Company Associate;

(xix) adopt or implement any stockholder rights plan or similar arrangement;

(xx) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Acquired Corporations, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Legal Requirement, including Regulation S-X under the Securities Act, or (C) by any Governmental Body (including the Financial Accounting Standards Board or any similar organization);

(xxi) adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Corporations (other than a dormant Subsidiary of the Company in the ordinary course of business);

(xxii) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; or

(xxiii) authorize any of, or agree or commit to take any of the actions described in clauses (i) through (xxii) of this Section 4.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

Section 4.3 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that (i) contains provisions that are no less favorable in the aggregate to the Company (and its Subsidiaries) than those contained in the Confidentiality Agreement (except that the confidentiality agreement need not contain standstill provisions) and (ii) does not prohibit the Company or any of its Subsidiaries from complying with any of its obligations under this Agreement, including providing any information to Parent in accordance with this Section 4.3 or otherwise complying with its obligations under this Section 4.3.

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(b) Except as expressly permitted by this Section 4.3, during the Pre-Closing Period the Acquired Corporations and their respective directors and officers shall not and the Company shall direct its and their Representatives not to, directly or indirectly, (i) continue any solicitation, knowing encouragement, knowing facilitation (including by way of providing non-public information), discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal or (ii) (A) solicit, initiate, or knowingly facilitate, or knowingly encourage (including by way of furnishing non-public information) any Acquisition Proposal or any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (each such inquiry, an “Inquiry”) or the making, submission or announcement of any Acquisition Proposal or Inquiry, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other Person any non-public information relating to any Acquired Corporation or its business, properties, assets, books, records or other non-public information, in connection with or for the purpose of knowingly encouraging, assisting, inducing or facilitating, an Acquisition Proposal or any Inquiry or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar Contract with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (each, a “Company Acquisition Agreement”). As soon as reasonably practicable after the date of this Agreement (and in any event within three (3) business days of this Agreement), the Company shall (i) deliver a written notice to each Person (other than Parent) that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal within the last nine months, to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date thereof, and such notice shall also request such Person to promptly return or destroy all confidential information concerning the Acquired Corporations in accordance with the terms of the confidentiality agreement between such Person and the Company and (ii) terminate all physical and electronic data room access previously granted to any Persons and its Representatives (other than Parent and its Representatives) in connection with any Acquisition Proposal or Inquiry. None of the Acquired Corporations shall modify, amend or terminate, or waive, release or assign any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which it is a party relating to any such Acquisition Proposal or Inquiry and shall enforce, to the fullest extent permitted under applicable Legal Requirements, the provisions of any such agreement; provided, that the Acquired Corporations shall be permitted to waive any standstill agreement (or similar agreement) in order to permit a Person to make an Acquisition Proposal to the Company Board in a confidential manner, if and only if the Company Board shall have determined in good faith (after consultation with its outside legal counsel) that the failure to so waive would be a breach of the directors’ fiduciary duties to the Company’s stockholders under applicable Legal Requirement.

(c) In the event that, at any time prior to the receipt of the Company Required Vote, any Acquired Corporation or any of their Representatives receives an Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made, renewed or reaffirmed on or after the date of this Agreement and did not result from any breach of this Section 4.3, (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons to clarify the terms and conditions of such Acquisition Proposal and inform such Person or group of Persons of the terms of this Section 4.3 and Section 5.1 and (ii) if the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and the Company Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be expected to lead to a breach of its fiduciary duties under

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applicable Legal Requirements, then the Company and its Representatives may (A) enter into an Acceptable Confidentiality Agreement and furnish, pursuant to such Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Corporations to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall concurrently provide to Parent any non-public information concerning the Acquired Corporations that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and their respective Representatives and financing sources with respect to such Acquisition Proposal.

(d) Following the date of this Agreement, the Company shall (i) promptly (and in any event within 24 hours) notify Parent in writing if any Acquisition Proposal or any Inquiries are received by the Acquired Corporations or any of their Representatives, which shall include a summary of the material terms and conditions of any Acquisition Proposal or Inquiry, including the identity of the Person making such Acquisition Proposal or Inquiry (including copies of any written materials related thereto), (ii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal or Inquiry on a reasonably prompt basis (including copies of any written materials related thereto) and (iii) upon the reasonable request of Parent, reasonably inform Parent of the status of such Acquisition Proposal or Inquiry.

(e) Nothing in this Section 4.3 or elsewhere in this Agreement shall prohibit the Company, the Company Board or any committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company Stockholders that is required by applicable Legal Requirements, or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, that any such action that would otherwise constitute a Company Adverse Change Recommendation shall be made only in accordance with Section 5.1(b).

(f) The Company agrees that in the event any Representative of any Acquired Corporation takes any action (or omits to take any action) which, if taken (or not taken) by the Company, would constitute a breach of this Section 4.3, the Company shall be deemed to have breached this Section 4.3.

Section 4.4 Loan Payoff. Prior to the Closing, the Company shall satisfy all notification requirements under the terms of the Indebtedness that is set forth on Section 4.4 of the Company Disclosure Letter that relate to the payoff of such Indebtedness at the Closing. The Company shall obtain prior to the Closing payoff letters in form and substance reasonably satisfactory to Parent (the “Payoff Letters”) from the lenders or other applicable third Persons (or an authorized agent on behalf thereof) with respect to any Indebtedness that is set forth on Section 4.4 of the Company Disclosure Letter and outstanding as of immediately prior to the Effective Time (and shall deliver to Parent drafts of the Payoff Letters for its review at least two (2) business days prior to the Closing Date), which Payoff Letters shall (a) provide the dollar amount of all such Indebtedness required to be paid in order to fully pay off such Indebtedness as of the Closing and (b) provide for the release (subject to the payment thereof at the Effective Time) of all guarantees and related liens with respect to the capital stock, property and assets of the Company

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and its Subsidiaries relating to such Indebtedness, other than any obligation which, pursuant to the terms of the definitive documents governing such indebtedness, expressly survives termination (and, as promptly as possible following the Effective Time if not delivered prior to such time, as applicable, termination instruments or release filings of all such liens securing such Indebtedness, in form and substance reasonably satisfactory to Parent). Notwithstanding anything to the contrary in this Agreement, (i) in no event shall this Section 4.4 require the Company or any of its Subsidiaries to repay any portion of, or terminate, the Company Credit Agreement unless the Closing shall have occurred and (ii) Parent shall provide, or cause to be provided, all funds required substantially concurrently with the Closing to effect the repayment under the Company Credit Agreement.

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

Section 5.1 Company Board Recommendation.

(a) During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i)(A) qualify, withhold, or withdraw (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withhold, or withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation or fail to include the Company Board Recommendation in the Proxy Statement, (B) fail to publicly reaffirm the Company Board Recommendation within ten (10) business days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two separate occasion, other than in connection with an Acquisition Proposal), (C) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal or (D) if any tender offer or exchange offer is commenced for equity securities of the Company, fail to recommend against such tender offer or exchange offer by the earlier of (1) the tenth business day after the commencement of such tender offer or exchange offer or (2) the third business day prior to the Company Stockholders Meeting (any action described this clause (i) being referred to as a “Company Adverse Change Recommendation”), (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), or (iii) resolve or agree to take any of the foregoing actions.

(b) Notwithstanding anything to the contrary contained in Section 5.1(a) or elsewhere in this Agreement, at any time prior to the receipt of the Company Required Vote:

(i) in the event that (x) any Acquired Corporation receives a written Acquisition Proposal (which Acquisition Proposal did not result from or arise out of a breach of Section 4.3) from any Person that has not been withdrawn and (y) the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal, the Company Board (or a committee thereof) may (A) make a Company Adverse Change Recommendation or (B) authorize the Company to terminate this Agreement in accordance with Section 7.1(h) and enter into a Specified Agreement with respect to such

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Superior Proposal, in the case of each of clauses (A) and (B), if and only if: (1) the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements; (2) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(h) at least four (4) business days prior to making any such Company Adverse Change Recommendation or effecting such termination (a “Determination Notice”) (which notice shall not (in and of itself) constitute a Company Adverse Change Recommendation); and (3) (I) the Company shall have provided to Parent copies of the most current drafts of any proposed Company Acquisition Agreement with respect to such Acquisition Proposal and any financing commitments or other agreements to be entered into in connection with such Acquisition Proposal and a summary of the material terms and conditions of such Acquisition Proposal in accordance with Section 4.3(d), (II) the Company shall have afforded Parent five (5) business days (the “Match Period”) after delivery of the Determination Notice to propose revisions to the terms of this Agreement, Commitment Letters and the Limited Guarantee or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Proposal, and, to the extent Parent desires to negotiate, shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal and made its Representatives reasonably available, if any, and (III) after considering the terms of this Agreement, the Commitment Letters and the Limited Guarantee and the effect to any written proposals made by Parent, if any, prior to 11:59 p.m. Eastern Time on the last day of the Match Period, the Company Board (or a committee thereof) shall have determined, in good faith after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal and, after consultation with outside legal counsel, that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(h) would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not, in and of itself, be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 5.1 so long as such communication solely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto; provided, however, that if any such communication has the effect of withdrawing (or qualifying or modifying in a manner adverse to Parent or Merger Sub) the Company Board Recommendation, such communication shall constitute a Company Adverse Change Recommendation. The provisions of this Section 5.1(b)(i)(2) and Section 5.1(b)(i)(3) shall also apply to any amendment to the economic terms of any Acquisition Proposal or any material amendment to any other terms of any Acquisition Proposal and require a new Determination Notice, except that the Match Period shall be deemed to be two (2) business days.

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(ii) Other than in connection with an Acquisition Proposal, the Company Board (or a committee thereof) may make a Company Adverse Change Recommendation in response to a Change in Circumstances, if and only if: (A) the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least three (3) business days prior to making any such Company Adverse Change Recommendation (which notice describes the Change in Circumstance in reasonable detail and provides a detailed explanation of the Company Adverse Change Recommendation); and (C) (1) the Company shall have afforded Parent three (3) business days after the delivery of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Change in Circumstances would no longer necessitate a Company Adverse Change Recommendation, and, to the extent Parent desires to negotiate, shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and shall have made its Representatives reasonably available, and (2) after considering the terms of this Agreement, the Commitment Letters and the Limited Guarantee and the effect of any written proposals made by Parent, if any, prior to 11:59 p.m. Eastern Time on the third business day following delivery of the Determination Notice, the Company Board (or a committee thereof) shall have determined, in good faith after consultation with its outside legal counsel, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstances would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements. For the avoidance of doubt, the provisions of this Section 5.1(b)(ii)(B) and Section 5.1(b)(ii)(C) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that the references to two (2) business days shall be deemed to be three (3) business days.

(iii) Notwithstanding anything in the Confidentiality Agreement to the contrary, nothing therein shall prohibit or limit the ability of Parent or any of its Affiliates or Representatives to make any proposals to, or undertake any negotiations with, the Company as contemplated by this Section 5.1.

Section 5.2 Proxy Statement.

(a) As promptly as reasonably practicable (and no later than thirty (30) calendar days) following the date of this Agreement, the Company shall prepare and file with the SEC, in preliminary form, a proxy statement relating to the Company Stockholder Meeting (as amended or supplemented from time to time, the “Proxy Statement”). Subject to Section 5.1(b), the Board of Directors of the Company shall include the Company Board Recommendation in the Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement and Parent shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of Parent and the Company agrees that, at the time it is filed with the SEC, at the time it is first mailed to the holders of shares of Company Common Stock or at the time of any amendment or supplement thereof, all information concerning itself and its Affiliates that is required to be included or incorporated in the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any (written or oral)

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comments of the SEC with respect to the Proxy Statement and to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable and to file the Proxy Statement with the SEC in definitive form promptly thereafter. The Company shall promptly notify Parent upon the receipt of any (written or oral) comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with a copy of all material written correspondence between the Company or any Company Representatives, on the one hand, and the SEC or its staff, on the other hand (and a summary of any oral conversations) with respect to the Proxy Statement or the Transactions. Until such time as there has been a Company Adverse Recommendation, the Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC and disseminating such documents to the Company Stockholders and reasonable opportunity to review and comment on all responses to requests for additional information and shall give due consideration, in good faith, to including any comments on each such document or response that are reasonably proposed by Parent. If, at any time prior to the Company Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers, directors or other Representatives should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the Company shall promptly file an appropriate amendment or supplement to the Proxy Statement describing such information with the SEC and, to the extent required by applicable Legal Requirements, cause such amendment or supplement to be promptly disseminated to the Company Stockholders; provided, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any Party hereunder or otherwise affect the remedies available hereunder to any Party.

(b) The Company shall, as promptly as reasonably practicable (and in no event later than ten (10) calendar days) after the date on which the Company is informed that the SEC does not intend to review the Proxy Statement or has no further comments thereon, (i) mail or cause to be mailed the Proxy Statement (including a form of proxy) in definitive form to the Company Stockholders in accordance with applicable Legal Requirements and the Company’s bylaws and (ii) subject to applicable Legal Requirements (including conducting a broker search pursuant to Section 14a-13 of the Exchange Act in order to hold the Company Stockholders Meeting as described in this Section 5.2(b)), take all other action necessary under all applicable Legal Requirements, the Certificate of Incorporation, the Company’s bylaws and the rules of the NYSE to duly call, give notice of, convene and hold the Company Stockholders Meeting. The Company shall hold the Company Stockholders Meeting as promptly as reasonably practicable after the date on which the Proxy Statement mailing to stockholders is complete and in any event no later than thirty (30) calendar days after the date of such completed mailing (or if the Company’s nationally recognized proxy solicitor advises that thirty (30) days from the date of mailing the Proxy Statement is insufficient time to submit and obtain the Company Required Vote, such later date to which Parent consents (such consent not to be unreasonably delayed, conditioned or withheld)). The Company shall not postpone, recess or adjourn the Company Stockholders Meeting; provided, however, that the Company may adjourn, recess or postpone the Company

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Stockholders Meeting (A) with the written consent of Parent, (B) after consultation with Parent, to the extent the Company determines such adjournment, recess or postponment is necessary or advisable (1) to permit the preparation, filing and dissemination of any supplement or amendment to the Proxy Statement that the Company has determined is required under applicable Legal Requirements and (2) for such supplement or amendment to be reviewed by the Company Stockholders in advance of the Company Stockholders Meeting, (C) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions, (D) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting and to obtain the Company Required Vote, whether or not a quorum is present or (E) to solicit additional proxies for the purpose of obtaining the Company Required Vote. The Company shall, unless there has been a Company Adverse Change Recommendation, use its reasonable best efforts to (1) solicit from the Company Stockholders proxies in favor of the Company Required Vote and (2) take all other actions necessary or advisable to secure the Company Required Vote. The Company shall, upon the request of Parent following the dissemination of the definitive Proxy Statement, keep Parent reasonably informed regarding the proxies received by the Company with respect to the Company Stockholders Meeting.

(c) Notwithstanding any Company Adverse Change Recommendation, the Company shall nonetheless submit this Agreement to the holders of Shares for adoption at the Company Stockholders Meeting in accordance with the terms of this Agreement, unless this Agreement has been terminated in accordance with Article VII prior to the Company Stockholders Meeting.

Section 5.3 Filings, Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to consummate and make effective the Transactions as soon as reasonably practicable and in any event prior to the Termination Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary or reasonably advisable to consummate the Transactions; provided that this Section 5.3(a) shall not require any Party to waive any right or condition contained in this Agreement.

(b) In furtherance of and without limiting the foregoing in Section 5.3(a), each of the Parties shall each promptly take, and the Company shall cause the other Acquired Corporations and Parent shall use its reasonable best efforts, to cause their respective Affiliates to promptly take, any and all actions necessary to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, of the FTC, the DOJ or other

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Governmental Bodies, including those of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought or become required with respect to the Transactions, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals, expiration or termination of the waiting period under the HSR Act or other Antitrust Laws or Investment Screening Laws, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Bodies, and to avoid the entry of, or to eliminate, any Legal Restraint as promptly as possible and in any event prior to the Termination Date, in each case other than (A) negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of the Company, the Parent or any of their respective Affiliates, (B) terminating existing relationships, contractual rights or obligations of the Company, the Parent or any of their respective Affiliates, (C) terminating any venture or other arrangement, (D) creating any relationship, contractual rights or obligations of the Company, the Parent or any of their respective Affiliates, (E) effectuating any other change or restructuring of the Company, the Parent or any of their respective Affiliates and (F) otherwise taking or committing to take any actions with respect to the businesses, product lines or assets of the Company, the Parent or any of their respective Affiliates; provided, further, that the Company shall not agree to any action, commitment, agreement, condition or restriction without the prior written consent of Parent.

(c) Subject to the terms and conditions of this Agreement, each of the Parties shall each promptly take, and the Company shall cause the other Acquired Corporations and Parent shall use its reasonable best efforts, to cause their respective Affiliates to promptly, but in no event later than ten (10) business days after the date hereof, or such other date as may be agreed in writing between antitrust counsel for each Party, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions.

(d) Without limiting the generality of anything contained in this Section 5.3, during the Pre-Closing Period, each Party shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry by a Governmental Body or third party before a Governmental Body, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) keep the other Parties informed on a prompt and regular basis as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) promptly furnish to the other Party with copies of document, communications or materials provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (vi) to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding and (vii) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect

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of the Transactions, provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or telephone or video conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding. Materials required to be provided pursuant to this Section 5.3(d) may be (A) redacted (1) to remove references concerning the valuation of the Company or other bidders for the Company, (2) as necessary to comply with contractual arrangements and (3) as necessary to preserve the attorney-client or other privileges, or (B) designated as “outside counsel only,” which materials and the information therein shall be given only to outside counsel or previously-agreed outside consultants of the recipient and will not be disclosed by such outside counsel or outside consultants to employees of the recipient without the advance written consent of the Party providing such materials. Each Party shall respond as promptly as practicable to any reasonable request for information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by complying at the earliest reasonably practicable date with any request for additional information, documents or other materials received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the Transactions. Parent shall pay all filing fees under the HSR Act and all filing fees required under other Antitrust Laws or to obtain any other Governmental Authorization; provided, that, Parent and the Company each shall bear its own costs for the preparation of any such filings. Neither Parent nor the Company shall, without the prior written consent of the other, commit to or agree with any Governmental Body (I) to enter into any timing agreement, stop the clock, stay, toll or extend any applicable waiting period, or pull and refile, under the HSR Act or any other applicable Antitrust Laws or (II) not to consummate the Merger or the Transactions for any period of time. Subject to its obligations under this Agreement, including as otherwise set forth in this Section 5.3, Parent shall have the right to control the strategy for obtaining any Governmental Authorizations in connection with the Transactions; provided that Parent shall coordinate with the Company with respect to the strategy for obtaining any Governmental Authorizations in connection with the Transactions, including the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Body in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Body relating to the Transactions and of all other regulatory matters incidental thereto.

(e) During the Pre-Closing Period, without the prior written consent of the Company, Parent and Merger Sub shall not, and shall cause their respective Subsidiaries and the “ultimate parent entity” of Parent (as such term is defined in C.F.R 801.1(a)(3)) and each entity “controlled” by such “ultimate parent entity” (as such term is defined in 16 C.F.R § 801.1(a)(3)) not to, (i) acquire or enter into any agreement to acquire, or announce any acquisition of any company, business or assets, that competes with the Acquired Corporations or (ii) acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any Person or by any other manner or engage in any other transaction or take any other action, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction or action would reasonably be expected to (A) impose any delay in the expiration or termination of any applicable waiting period or impose any delay in the obtaining of, or increase the risk of not

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obtaining, any authorization, consent, clearance, approval or order of a Governmental Body necessary to consummate the Merger and the Transactions, including any approvals and expiration or termination of waiting periods pursuant to the HSR Act or any other applicable Legal Requirements, (B) increase the risk of any Governmental Body entering, or increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger and the Transactions or (C) otherwise delay or impede the consummation of the Merger and the Transactions.

Section 5.4 Employee Benefits. For a period of at least twelve months following the Effective Time (or, if earlier, until such time that such employee is no longer employed by Parent or its Affiliates), Parent shall provide, or cause to be provided, to each employee of the Company who is employed by the Company as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Affiliate thereof) during such period (each, a “Continuing Employee”) (i) base salary (or base wages, as the case may be), annual short-term cash incentive compensation (i.e., annual bonus target) opportunities (excluding equity compensation) and annual commission opportunities, each of which is no less favorable than the base salary (or base wages, as the case may be), target annual short-term cash incentive compensation and commission opportunities provided to such Continuing Employee immediately prior to the Effective Time (for the avoidance of doubt, other than one-time or special non-ordinary incentive compensation opportunities payable in connection with, or a result of, the Transactions), and (ii) and other employee benefits (including vacation but excluding severance, equity or equity-based compensation, long-term incentive, nonqualified deferred compensation benefits, defined benefit pension benefits or post-termination or retiree health or welfare benefits) that are substantially comparable in the aggregate to the employee benefits (including vacation but excluding severance, equity or equity-based compensation, long-term incentive, nonqualified deferred compensation benefits, defined benefit pension benefits or post-termination or retiree health or welfare benefits) provided to either, as determined by Parent (x) such Continuing Employee immediately prior to the Effective Time or, (y) similarly situated employees of Parent and the Parent Subsidiaries. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms, all Employee Plans of the Acquired Corporations as in effect immediately prior to the Effective Time that are with any current or former Company Associates, including the Company’s change in control severance arrangements; provided, that nothing herein shall be deemed to prohibit Parent, the Surviving Corporation or any of their Subsidiaries from amending or terminating any such Employee Plan in accordance with its terms. Without limiting the foregoing:

(a) Each Continuing Employee shall be given service credit for purposes of eligibility to participate and benefit levels (including, without limitation, levels of benefits under Parent’s and/or the Surviving Corporation’s vacation policy and severance plan), and benefit accrual under the Surviving Corporation’s vacation policy and severance plan, and eligibility for vesting under Parent and/or the Surviving Corporation’s employee benefit plans and arrangements for which such Continuing Employees are eligible following the Effective Time (each, a “Parent Employee Benefit Arrangement”) with respect to his or her length of service with the Company (and its Subsidiaries, Affiliates and predecessors) prior to the Closing Date, to the same extent that such service was recognized under the comparable Employee Plans immediately prior to the

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Effective Time and to the extent permitted by the applicable Parent Employee Benefit Arrangement, provided that such service need not be recognized (i) if it would result in the duplication of benefits; (ii) with respect to any qualified or non-qualified defined benefit plan, non-qualified deferred compensation, post-termination or retiree health or welfare benefits, or with respect to equity or equity based compensation only, for purposes of determining eligibility for vesting and benefit accruals; or (iii) to the extent such service was not credited under the corresponding Employee Plan prior to the Effective Time.

(b) With respect to each Parent Employee Benefit Arrangement that is a health or welfare benefit plan in which a Continuing Employee is eligible to participate on or after the Effective Time, Parent shall use commercially reasonable efforts to (i) waive, or cause to be waived, all limitations as to pre-existing conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees (and their eligible dependents), to the extent that such conditions, exclusions and waiting periods would not apply under a similar Employee Plan in which such employees participated prior to the Effective Time and (ii) ensure that such health or welfare benefit plan shall, for purposes of deductibles, co-payments and out-of-pocket maximums and allowances, credit Continuing Employees (and their eligible dependents) under the applicable Parent Employee Benefit Arrangement for amounts paid during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible, co-payment limitations and out-of-pocket maximums and allowances under the relevant welfare benefit plans in which such Continuing Employee (and their eligible dependents) will be eligible to participate in the year in which the Effective Time occurs.

(c) Unless, at least ten (10) business days prior to the Effective Time, Parent provides written notice to the Company directing the Acquired Corporations not to terminate their 401(k) plan(s), the Company shall take all actions necessary or appropriate to terminate (subject only to consummation of the Merger) any and all Employee Plans that contain a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Company 401(k) Plans”) effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). Unless Parent provides such notice to the Company, Parent shall receive from the Company, prior to the Closing, evidence that the board of directors of the Company or its applicable Affiliate has adopted resolutions to terminate the Company 401(k) Plans (the form and substance of which resolutions shall be subject to reasonable review and approval of Parent), effective no later than the date immediately preceding the Closing Date. In the event that the distributions of assets from the trust of a Company 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or plan sponsor, then the Company shall take (or cause to be taken) such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Purchaser prior to the Closing. If Parent, in its sole and absolute discretion, agrees to sponsor and maintain any Company 401(k) Plan and so notifies the Company at least ten (10) business days prior to the Effective Time, the Company shall amend such Company 401(k) Plan, effective as of the Closing, to the extent necessary to limit participation to employees of the Company and to exclude all employees of Parent and its Subsidiaries (other than the Acquired Corporations) from participation in such plan. If the Company 401(k) Plan is terminated pursuant to this Section 5.5(c), then as soon as practicable following the 401(k) Termination Date, Parent shall take all

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actions reasonably necessary to permit all Continuing Employees who were eligible to participate in the Company’s 401(k) Plan immediately prior to the 401(k) Termination Date, to participate in the cash or deferred arrangement intended to qualify under Section 401(k) of the Code maintained by Parent (the “Parent 401(k) Plan”) to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) (including, to the extent permitted by each of the Parent 401(k) Plan and Company 401(k) Plan, as applicable, any outstanding participant loans) from the Company 401(k) Plan to the Parent 401(k) Plan, in accordance with and subject to the terms of the Parent 401(k) Plan and applicable Legal Requirements.

(d) In the event that the Closing occurs prior to the end of the applicable performance period for any quarterly or annual incentives in respect of the fiscal quarter or year, as applicable, in which the Closing occurs, each participant in an Employee Plan that is a quarterly or annual cash incentive plan, as the case may be, who remains employed with Parent, the Surviving Corporation or their respective Subsidiaries through the end of such fiscal quarter or year, as applicable, shall receive a cash bonus no later than sixty (60) days following the end of such fiscal quarter (with respect to any quarterly incentives) or seventy-five (75) days following the end of such fiscal year (with respect to any annual incentives) based on the achievement of 100% of performance for such fiscal quarter or year, as applicable; provided, nothing in this Section 5.3(d) shall modify, interfere with or amend any severance, change in control or employment agreement between any Continuing Employee and the Company. Parent shall, or shall cause the Surviving Corporation, to pay any such bonus, less any required withholding Taxes, in accordance with this Section 5.3(d).

(e) No later than thirty (30) days prior to the Effective Time, the Company shall provide Parent with the then-most recent calculations and reasonable back-up information in the possession of the Company relating to Sections 280G and 4999 of the Code relating to the Merger.

(f) Nothing in this Section 5.4 shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any Affiliate thereof or any particular term or condition of employment for any Person, or shall interfere with or restrict in any way the rights of Parent or any Affiliate thereof, which rights are hereby expressly reserved, to discharge, reduce, or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.4 shall (i) be deemed or construed to establish or be an amendment or other modification of any Employee Plan or employee benefit plan, program, policy, agreement, arrangement, or contract of Parent or Merger Sub (ii) create any third party rights in any current or former service provider of any Acquired Corporation or its affiliates (or any beneficiaries or dependents thereof), or (iii) prohibit or limit the ability of the Parent or any of its Affiliates (including, following the Effective Time, the Surviving Corporation or its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement, or contract at any time assumed, established sponsored or maintained by any of them.

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Section 5.5 Indemnification of Officers and Directors.

(a) The Parties agree that, to the fullest extent permitted by applicable Legal Requirements, all rights to indemnification, advancement of expenses and exculpation by the Company or another Acquired Corporation existing in favor of those Persons who are directors and officers of any Acquired Corporation as of the date of this Agreement or have been directors or officers of any Acquired Corporation in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), as provided in the certificate of incorporation and bylaws (or applicable governing documents) of the applicable Acquired Corporation (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Acquired Corporation and said Indemnified Persons (to the extent set forth on Section 5.5(a) of the Company Disclosure Letter and in effect as of the date of this Agreement) in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Closing and to the fullest extent permitted under applicable Legal Requirements shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under applicable Legal Requirements for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to this Section 5.5(a) and the rights provided under this Section 5.5(a) until disposition of such claim (even if after such six-year period).

(b) Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend, hold harmless and advance expenses to the Indemnified Persons with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that the Acquired Corporations would be permitted by applicable Legal Requirement; and (ii) pay in advance of the final disposition of any action against any Indemnified Persons the expenses (including reasonable attorneys’ fees) of any Indemnified Persons upon receipt, if required by the DGCL, the Surviving Corporation’s organizational documents or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such Indemnified Persons is not permitted to be indemnified under applicable Legal Requirements.

(c) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the existing policy of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Acquired Corporations as of the date of this Agreement (an accurate and complete copy of which has been made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable) on terms with respect to coverage, deductibles and amounts no less favorable than such existing policy. At Parent or the Company’s election prior to the Effective Time, Parent or the Company, as applicable, may (through a nationally recognized insurance broker) purchase a six-year “tail” policy for the existing policy, effective as of the Effective Time, and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain or maintain insurance pursuant to this Section 5.5(c). Notwithstanding anything to the contrary in this Section 5.5(c), in no event shall the Surviving Corporation be required to expend in any one year an amount in excess

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of 275% of the annual premium currently payable by the Acquired Corporations as of the date of this Agreement with respect to such existing policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall expressly assume the obligations set forth in this Section 5.5.

(e) The provisions of this Section 5.5 shall survive the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract, under applicable Legal Requirements or otherwise. Unless required by applicable Legal Requirement, this Section 5.5 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

Section 5.6 Securityholder Litigation. Until the termination of this Agreement in accordance with Article VII, the Company shall promptly notify Parent of any litigation against the Company or its directors relating to the Transactions and keep Parent informed on a reasonably current basis with respect thereto. The Company shall give Parent the right to review and comment on all filings or responses to be made by the Company in connection with such litigation, and the right to consult on any proposed settlement with respect to such litigation, and the Company shall in good faith take such comments into account. No such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.7 Financing.

(a) Subject to the terms and conditions of this Agreement, Parent shall use, and shall cause its Subsidiaries and Representatives to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and subject to the conditions set forth in the Commitment Letters, including to: (i) maintain in effect the Commitment Letters until the consummation of the Transactions, (ii) satisfy (or obtain a waiver of) on a timely basis all conditions and covenants applicable to Parent, Merger Sub and Parent’s Affiliates in the Commitment Letters and otherwise comply with its obligations thereunder that are within its control, (iii) negotiate, enter into, execute and deliver definitive agreements with respect thereto on a timely basis on the terms and conditions contemplated by the Commitment Letters or on other terms that are not materially less favorable, in the aggregate, to Parent than the terms provided in the applicable Commitment Letter, (iv) enforce its rights (including taking all reasonable actions

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within its control) under the Commitment Letters, (v) if all conditions to the Equity Financing are, or upon funding of the Equity Financing will be, satisfied, cause the Equity Financing Parties to fund on or prior to the Closing Date the Equity Financing required (when taken together with the Debt Financing) to consummate the Transactions and (vi) if all conditions to the Debt Financing are, or upon funding of the Debt Financing will be, satisfied, cause the Debt Financing Sources to fund on or prior to the Closing Date the Debt Financing required to consummate the Transactions. Notwithstanding anything to contrary herein, it is agreed that nothing contained in this Section 5.7 shall require Parent to pay any material fees in excess of those contemplated by the Debt Commitment Letter and Fee Letter unless agreed to by Parent and required by the terms of any Alternate Financing.

(b) Subject to the terms and conditions of this Agreement, Parent may agree to or permit any amendment, supplement or other modification to be made to, or any waiver of any provision or remedy under, the Commitment Letters so long as such amendment, modification, or waiver would not, or would not reasonably be expected to, (i) reduce the aggregate amount of the Financing to an amount that would not be sufficient to fund the Required Amount unless the Debt Financing or Equity Financing is increased by a corresponding amount; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or any other terms to the Financing, in each case, in a manner that would reasonably be expected to (A) prevent the ability of Parent to consummate the Closing prior to the Termination Date or otherwise materially delay the ability of Parent to consummate the Closing; or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur by the Closing; or (iii) adversely impact the ability of Parent (and the Company, with respect to the Equity Commitment Letters) to enforce its rights against the other parties to the Commitment Letters or the agreements with respect thereto (including any right to seek or obtain specific performance of the Financing Letters) or to otherwise timely consummate the Transactions (it being understood that Parent may amend the Debt Commitment Letter, subject to the conditions set forth in this Section 5.7(b) to add lenders, investors, lead arrangers, bookrunners or other similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement).

(c) Without limiting the generality of the foregoing, Parent shall (A) give the Company prompt notice of (and keep the Company informed on a current basis in reasonable detail with respect to) any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be excepted to give rise to any material breach or default) by any party to any Commitment Letter or definitive document to be entered into in order to procure the Financing of which Parent becomes aware or if at any time for any other reason Parent reasonably believes that it will not be able to obtain all or any portion of the Financing contemplated by the Commitment Letters in an amount sufficient to fund the Required Amount, and (B) give the Company prompt notice of (and keep the Company informed on a current basis in reasonable detail with respect to) the receipt of any written notice or, to the knowledge of Parent, other written communication from any Person with respect to (1) any actual or threatened breach, default, termination or repudiation of the Commitment Letters or any definitive documents to be entered into in order to procure the Financing by any party thereto, (2) material dispute or disagreement between or among Parent and any parties to the Commitment Letters or any definitive documents to be entered into in order to procure the Financings and (3) the occurrence of an event or development that could reasonably be expected to adversely impact the ability of

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Parent to obtain all or any portion of the Financing in an amount sufficient to pay the Required Amount; provided, that neither Parent nor any of its Affiliates shall be under any obligation to disclose any information pursuant to this sentence to the extent that, in its reasonable discretion, (x) such information is subject to attorney-client, work product doctrine or other privilege asserted in good faith or (y) the disclosure of which would be prohibited or restricted by applicable Law.

(d) In the event that all or any portion of the Debt Financing becomes unavailable and such portion is required to fund all or any portion of the Required Amount (taking into account any then available debt and equity financing), Parent shall (1) promptly notify the Company in writing and (2) use its reasonable best efforts to arrange and timely obtain substitute financing from the same or alternative sources in an amount sufficient to fund the Required Amount (the “Alternate Financing”) as promptly as practicable following the occurrence of such event but no later than the Closing Date (and shall promptly after the execution and delivery thereof, provide to the Company a true and complete copy of the debt commitment letter and fee letter related to the Alternate Financing with redactions consistent with the redactions made to the fee letter delivered on the date hereof). All references to the term “Debt Financing” shall be deemed to include such Alternate Financing and all references to the “Debt Commitment Letter” shall include any commitment letter or similar document for the Alternate Financing.

Section 5.8 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by, and whose form and content shall be agreed to in advance by, the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s), otherwise making any public statement or making any announcement to Company Associates (to the extent disclosure of the content thereof was not previously issued or made in accordance with this Agreement), in each case with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent. Notwithstanding anything in this Section 5.8 to the contrary: (a) each Party may, without such consultation or consent, make any public statement to media, analysts, investors or those attending industry conferences and make internal announcements to its employees, contractors and/or other service providers, and the Company may make disclosures in Company SEC Documents, in each case so long as such statements, announcements or disclosures are consistent with previous press releases, public disclosures or public statements made in accordance with this Section 5.8; (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party and an opportunity to review and comment thereon, issue any such press release or make any such public announcement or statement as may be required by any Legal Requirement; and (c) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made pursuant to Section 4.3(e) or that relates to any Acquisition Proposal or Company Adverse Change Recommendation.

Section 5.9 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors (or respective committees thereof) shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

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Section 5.10 Section 16 Matters. The Company, and the Company Board, shall, to the extent necessary, take appropriate action, prior to or as of the Closing, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Merger Sub Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

Section 5.12 Financing Cooperation.

(a) Cooperation. Following the date of this Agreement and prior to the Effective Time, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its respective reasonable best efforts, at Parent’s sole expense, to provide Parent with all customary cooperation (and shall use its reasonable best efforts to cause its Representatives to cooperate) as is reasonably requested by Parent to arrange and obtain the Debt Financing to be obtained by Parent or its Affiliates in connection with the Transactions, including using reasonable best efforts in:

(i) causing management of the Company to participate in a reasonable number of meetings, presentations due diligence sessions and drafting sessions to the extent customary for the Debt Financing at times and locations to be mutually agreed with reasonable advance notice;

(ii) providing reasonable and customary assistance to Parent with the preparation of customary marketing materials, bank information memoranda and similar documents required in connection with the Debt Financing;

(iii) facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing (including (x) cooperation in connection with the pay-off and termination of the Company Credit Agreement and the release of related guarantees and liens in accordance with this Agreement) and (y) assisting Parent in connection with the preparation of any pledge and security documents and other definitive financing documents as may be reasonably requested by Parent; it being understood that such pledge and such documents will not take effect until the Effective Time;

(iv) furnishing Parent and the Debt Financing Sources, as promptly as reasonably practicable, with (A) financial and other pertinent and customary information (and supplementing such information to the extent any such information contains any material misstatement of fact or omits to state a material fact necessary to make such information not misleading) regarding the Company and its Subsidiaries as may be reasonably requested by Parent or the Debt Financing Sources to the extent that such information is of the type and form customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the Debt

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Financing or in lender presentations or other customary marketing materials, and (B) (1) in respect of any fiscal quarter ending after July 1, 2022 and at least forty five (45) days prior to the Closing Date (to the extent such financial statements are not publicly available by such time), unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for such fiscal quarter and (2) in respect of any fiscal quarter ended December 31, 2022 and at least ninety (90) days prior to the Closing Date (to the extent such financial statements are not publicly available by such time), audited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries on a consolidated basis for such fiscal year, in each case prepared in accordance with GAAP (subject to the absence of footnotes and year-end adjustments, in the case of unaudited financial statements);

(v) reasonably assisting Parent with Parent’s preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent or the Debt Financing Sources to be included in any marketing materials or of the type required by the Debt Commitment Letter; it being agreed that nothing will require the Company or its Subsidiaries to provide (or be deemed to require the Company to prepare) any pro forma financial statements, projections, information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or any description of all or any portion of the Debt Financing; and

(vi) at least four (4) business days prior to the Closing Date, furnishing Parent and the Financing Sources with all customary documentation and other information required by U.S. regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L.107-56, and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31. C.F.R § 1010.230), in each case, to the extent requested at least nine (9) business days prior to the Closing Date.

Notwithstanding anything contained herein to the contrary, the condition set forth in Section 6.2(b), as it applies in respect of the Company’s obligations under this Section 5.12(a), shall be deemed satisfied unless the Debt Financing has not been obtained primarily as a result of the Company’s Willful Breach of its obligations under this Section 5.12.

(b) Obligations of the Company. Nothing in this Section 5.12 will require the Company or any of its Subsidiaries to (i) take any action that would subject it to liability that is not contingent upon Closing or subject any director, manager, officer or employee of the Company or any of its Affiliates to any actual or potential personal liability, (ii) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses in connection with the Debt Financing prior to the Effective Time that is not advanced by Parent; (iii) enter into any definitive agreement the effectiveness of which is not conditioned upon the Closing; (iv) give or agree to give any indemnities prior to the Effective Time; or (v) take any action that would reasonably be expected to contravene applicable Law including Antirust Law or that would interfere with the conduct of the business or the Company and its Subsidiaries, breach any confidentiality obligations

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applicable to the Company and its Subsidiaries or create a reasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. In addition, no obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action under this Section 5.12 pursuant to any certificate, agreement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time (other than any customary authorization letters contemplated by the Debt Financing). Nothing in this Section 5.12 shall require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or take any other action under this Section 5.12 that could reasonably be expected to result in personal liability to such officer or Representative; or (B) the Company Board to approve any financing or Contracts related thereto prior to the Effective Time (it being understood and agreed that any such certificate, opinion or resolution executed and delivered by any officer or board members of the Surviving Corporation shall be effective substantially contemporaneously with the Effective Time). Additionally, nothing in this Section 5.12 shall require the Company and its Subsidiaries to provide any information where access to such information would, in its reasonable discretion, give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such information asserted in good faith.

(c) Use of Logos. Subject to applicable Law including Antitrust Law, the Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is customary for such purposes and not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and (ii) are used solely in connection with a description of the Company or any of its Subsidiaries, its or their respective businesses and products, or the Merger.

(d) Confidentiality. All non-public or other confidential information provided by the Company, its Subsidiaries or any of their Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Debt Financing Source or prospective financing source and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons agree to be bound by (i) customary confidentiality undertakings which are, in all material respects, the same as those in the Confidentiality Agreement as if parties thereto or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(e) Indemnification. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent and Merger Sub from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable and out-of-pocket attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith (except to the extent that any of the foregoing arising from the gross negligence, fraud or Willful Breach of its

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obligations under this Section 5.12 of any such Person). Parent shall, promptly upon written request by the Company (and, within ten (10) business days of the Closing Date or, in the event this Agreement is terminated pursuant to Section 7.1, within ten (10) business days following the Termination Date), reimburse the Company for all documented and reasonable out-of-pocket costs (in the case of legal costs, limited to one outside counsel) incurred by the Acquired Corporations in connection with the cooperation of the Acquired Corporations contemplated by Section 5.12 (other than the preparation of its normal quarterly and annual financial statements). Any such request submitted by the Company or its Representatives hereunder this Section 5.12(e) or otherwise, shall be delivered promptly to Parent following the incurrence of such costs as a condition precedent to the Reimbursement Obligation being a valid and binding obligation on Parent. Parent’s obligations pursuant to this Section 5.12(e) referred to collectively as the “Reimbursement Obligations.”

Section 5.13 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall use its reasonable best efforts to cooperate with Parent and to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law or regulation and the rules and regulations of NYSE to cause (a) the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements, by each such Party) prior to the Effective Time of each of the following conditions:

(a) The Company will have received the Company Required Vote at the Company Stockholder Meeting.

(b) Any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated.

(c) No Governmental Body of competent jurisdiction shall have (i) enacted, issued or promulgated any Legal Requirement that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) after the date hereof that is in effect as of immediately prior to the Effective Time, in each case, which has the effect of enjoining or otherwise prohibiting the consummation of the Merger (any such injunction, order or Legal Requirement, a “Legal Restraint”). For the avoidance of doubt, the receipt of a Specified Letter by a Party shall not be a basis for concluding that any closing condition is not satisfied for purposes of Section 6.1(b) or this Section 6.1(c).

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Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements, by Parent and Merger Sub) prior to the Effective Time of each of the following conditions:

(a) (i) the representations and warranties of the Company set forth in this Agreement (except for the representations and warranties in Section 2.1, Sections 2.3(a)-(c), Section 2.5(b), Section 2.19, Section 2.21, the first sentence of Section 2.23, and Section 2.24 of this Agreement) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Sections 2.3(a)-(c) and Section 2.5(b) of this Agreement shall be true and correct in all respects (other than, with respect to Sections 2.3(a)-(c), de minimis inaccuracies) on and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time) and (iii) the representations and warranties of the Company set forth in Section 2.1, Section 2.19, Section 2.21, the first sentence of Section 2.23, and Section 2.24 of this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time).

(b) The Company shall not be in material breach of any of the covenants or agreements it is required to comply with or perform at or prior to the Closing under this Agreement.

(c) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d) Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

Section 6.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements, by the Company) prior to the Effective Time of each of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) on and as of the Closing Date as if made on and as of such date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

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(b) Neither Parent nor Merger Sub shall be in material breach of any of the covenants or agreements it is required to comply with or perform at or prior to the Closing under this Agreement.

(c) The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a Legal Restraint and such Legal Restraint has become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party if its (or in the case of Parent, Merger Sub’s) material breach of any provision of this Agreement has resulted in, or was a principal cause of such Legal Restraint becoming final and nonappealable;

(c) by either Parent or the Company if the Effective Time (whether prior to or after the receipt of the Company Required Vote) shall not have occurred on or prior to 11:59 p.m. Eastern Time on March 6, 2023 (such date, the “Termination Date”); provided, that if any of the conditions to the Closing set forth in Section 6.1(b) or Section 6.1(c) (to the extent any such injunction or order is in respect of or relates to, or any such Legal Requirement is, any Antitrust Law) have not been satisfied, then the Termination Date may be extended by either Parent or the Company for an additional three (3) months; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party if its (or in the case of Parent, Merger Sub’s) material breach of any provision of this Agreement has resulted in, or was a principal cause of, the failure of the Effective Time to occur by the Termination Date;

(d) by either Parent or the Company, if the Company fails to obtain the Company Required Vote at the Company Stockholder Meeting;

(e) by Parent (whether prior to or after the receipt of the Company Required Vote), if the Company has breached or failed to perform any of its covenants or agreements in this Agreement, or if any of the representations or warranties of the Company in this Agreement inaccurate, which breach, failure to perform or inaccuracy would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b), as applicable, if measured as of the time Parent asserts a right of termination pursuant to this Section 7.1(e), except that if such breach, failure or inaccuracy is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 7.1(e) prior to the delivery by Parent to the

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Company of written notice of such breach, failure or inaccuracy delivered at least forty five (45) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Company Breach Notice Period; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if Parent or Merger Sub is then in breach of any covenant or agreement of this Agreement or any representation or warranty of Parent in this Agreement is inaccurate, in each case, such that any condition set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not then be satisfied;

(f) by Parent, if (i) the Company enters into a Company Acquisition Agreement, (ii) the Company Board (or a committee thereof) makes a Company Adverse Change Recommendation; provided that the right to terminate this Agreement pursuant to this clause (ii) of this Section 7.1(f) shall terminate at 11:59 p.m., Eastern time, on the 20th business day following the date on which Parent became aware of such Company Adverse Change Recommendation or (iii) the Company is in material breach of any of its other obligations under Section 4.3 or Section 5.1 and has not cured such breach within five (5) business days of receipt of a notice of such breach from Parent;

(g) by the Company (whether prior to or after the receipt of the Company Required Vote), if Parent or Merger Sub has breached or failed to perform any of its covenants or agreements in this Agreement, or if any of the representations or warranties of Parent or Merger Sub in this Agreement is inaccurate, which breach, failure to perform or inaccuracy would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b), as applicable, if measured as of the time the Company asserts a right of termination pursuant to this Section 7.1(g), except that if such breach, failure or inaccuracy is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 7.1(g) prior to the delivery by the Company to Parent of written notice of such breach, failure or inaccuracy, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Parent Breach Notice Period; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if the Company is then in breach of any covenant or agreement of this Agreement or any representation or warranty of the Company in this Agreement is inaccurate, in each case, such that any condition set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not then be satisfied;

(h) by the Company, at any time prior to the receipt of the Company Required Vote, in order to accept a Superior Proposal and enter into a binding written definitive acquisition agreement providing for the consummation of such Superior Proposal (a “Specified Agreement”) in accordance with Section 5.1(b), so long as (i) the Company has complied with the requirements of Section 4.3 and Section 5.1(b)(i) with respect to such Superior Proposal, (ii) prior to or concurrently with such termination, the Company pays the Company Termination Fee due to Parent in accordance with Section 7.3(b) and (iii) substantially concurrently with such termination, the Company enters into a Specified Agreement to consummate such Superior Proposal; or

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(i) by the Company, at any time prior to the Effective Time, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing or unless the failure to be so satisfied is due to any material breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub or the failure of Parent or Merger Sub to perform or comply with any of its respective covenants or agreements contained in this Agreement) or, to the extent permitted by applicable Legal Requirements, waived, (ii) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required to occur under Section 1.3(a); (iii) the Company shall have irrevocably notified Parent in writing that, if Parent and Merger Sub comply with their respective obligations hereunder and the Equity Financing contemplated by the Equity Commitment Letter and the Debt Financing contemplated by the Debt Commitment Letter is funded, the Company is ready, willing and able to consummate the Merger; (iv) the Company shall have notified Parent in writing at least three (3) business days prior to such termination of the Company’s intention to terminate this Agreement pursuant to this Section 7.1(i); and (v) the Merger shall not have been consummated by the end of such three business day period and all of the conditions set forth in Section 6.1 or Section 6.2 continue to be satisfied during such three (3) business day period (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing or unless the failure to be so satisfied is primarily attributable to or primarily results from a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub or the failure of Parent or Merger Sub to perform or comply with any of its respective covenants or agreements contained in this Agreement); provided that notwithstanding anything to the contrary on this Agreement, no Party shall be entitled to terminate this Agreement pursuant to Section 7.1(c) during such three business day period.

Section 7.2 Manner and Notice of Termination; Effect of Termination.

(a) The Party terminating this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 7.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately be of no further force or effect, without any liability or obligation on any Party (or any Parent Related Party or Company Related Party) to the other Parties, as applicable, except that Section 5.12(f), this Section 7.2, Section 7.3 and Article VIII will each survive the termination of this Agreement and shall remain in full force and effect in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 7.3(f), nothing in this Agreement will relieve any Party from any liability for any Willful Breach of this Agreement arising prior to the valid termination of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Limited Guarantee, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

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Section 7.3 Expenses; Termination Fee.

(a) Except as set forth in Section 5.3(d), Section 5.12(e) and this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Paying Agent.

(b) Company Payments.

(i) If (A) (1) this Agreement is validly terminated pursuant to Section 7.1(c) or Section 7.1(d) or (2) Parent validly terminates this Agreement pursuant to Section 7.1(e), (B) after the date hereof and prior to the date of such termination (except in the case of termination pursuant to Section 7.1(d), in which case prior to the Company Stockholder Meeting) an Acquisition Proposal is publicly disclosed (whether by the Company or a third party), or otherwise made known to the Company Board, the Company’s management or the Company’s stockholders, and in each case, is not withdrawn (publicly, if publicly disclosed) at least three (3) business days prior to the earlier of the date of the Company Stockholder Meeting and the date of such termination and (C) within twelve months of such termination, an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into, then, on the earlier of the date of entry into such definitive agreement and the consummation of such Acquisition Proposal, the Company will pay to Parent an amount equal to $23,000,000 in cash (the “Company Termination Fee”). For purposes of this Section 7.3(b)(i), all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%.”

(ii) If this Agreement is validly terminated (A) by the Company pursuant to Section 7.1(c) or Section 7.1(d) at a time when Parent had the right to terminate pursuant to Section 7.1(f) or (B) pursuant to Section 7.1(f), then the Company must promptly (and in any event within two (2) business days) following such termination pay to Parent the Company Termination Fee.

(iii) If this Agreement is validly terminated pursuant to Section 7.1(h), then the Company must prior to or concurrently with such termination pay to Parent the Company Termination Fee.

(c) Parent Payment.

(i) If this Agreement is validly terminated pursuant to Section 7.1(g) (or by Parent under Section 7.1(c) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(g)) or Section 7.1(i) (or by Parent under Section 7.1(c) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(i)), then Parent must promptly (and in any event within two (2) business days) following such termination pay to the Company an amount equal to $62,000,000 in cash (the “Parent Termination Fee”).

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(ii) In the event that (A) this Agreement is validly terminated pursuant to Section 7.1(b) (to the extent such Legal Restraint relates to, arises under, or is in connection with any U.S. Antitrust Law) or (B) (1) this Agreement is validly terminated by either Parent or the Company pursuant to Section 7.1(c) and (2) at the time of any such termination, all of the conditions in Article VI have been satisfied or duly waived by the parties entitled to the benefit thereof, except for (x) any of the conditions in Section 6.1(b) or 6.1(c) (to the extent such Legal Restraint relates to, arises under, or is in connection with any U.S. Antitrust Law) and (y) any other condition to the Closing that by its nature is to be satisfied at the Closing, then Parent must promptly (and in any event within two (2) business days) following such termination pay to the Company an amount equal to $47,000,000 in cash (the “Regulatory Termination Fee”).

(d) Single Payment Only. The Parties acknowledge and agree that in no event will the Company or Parent, as applicable, be required to pay the Company Termination Fee or the Parent Termination Fee, or the Regulatory Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e) Payments; Default. The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if either Party fails to promptly pay any amount as and when due pursuant to this Section 7.3 and, in order to obtain such payment, the payee Party commences a Legal Proceeding that results in a judgment against the payor Party for the applicable payment set forth in this Section 7.3 or any portion thereof, the payor Party will pay to the payee Party its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the payee Party in connection with such Legal Proceeding, together with interest on the amount of such payment or portion thereof accruing at the annual rate equal to the prime rate, plus 3% as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Legal Requirements (collectively, the “Enforcement Expenses”). All payments under this Section 7.3 shall be made by the payor Party to the payee Party by wire transfer of immediately available funds to an account designated in writing by the payee Party.

(f) Sole and Exclusive Remedy.

(i) If this Agreement is validly terminated pursuant to Section 7.1, the Company’s receipt of the Parent Termination Fee or Regulatory Termination Fee to the extent owed pursuant to Section 7.3(c) (including the Company’s right to enforce the Limited Guarantee with respect thereto and receive the Parent Termination Fee from the Guarantors), the Reimbursement Obligations and the Company’s right to specific performance pursuant to Section 8.5 (to the extent available) will be the sole and exclusive remedies of the Company and the Company Related Parties against the Parent Related Parties and the Debt Financing Sources and their Representatives arising out of or in connection with this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the

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failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure. Upon payment of the Parent Termination Fee or Regulatory Termination Fee, and any Enforcement Expenses payable pursuant to Section 7.3(e), none of the Parent Related Parties will have any further liability or obligation to any of (A) the Company and its Affiliates or (B) the former, current and future holders of any equity, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors and assignees of each of the Company and its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement (in accordance with its terms)). Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated, under no circumstances will the aggregate amount payable by Parent, Merger Sub, the Guarantors or any of their respective Affiliates (including for any Willful Breach or Fraud) under this Agreement (taking into account the payment of the Parent Termination Fee or the Regulatory Termination Fee, as applicable) and the Limited Guarantee exceed an aggregate amount equal to $62,000,000 plus the Enforcement Expenses and any Reimbursement Obligations (the “Parent Liability Limitation”). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation (including for any Willful Breach or Fraud) against (x) Parent, Merger Sub or the Guarantors; or (y) the former, current and future holders of any equity, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates (other than Parent, Merger Sub or the Guarantors), members, managers, general or limited partners, stockholders, successors and assignees of each of Parent, Merger Sub and the Guarantors (the Persons in clauses (x) and (y) collectively, the “Parent Related Parties”), and in no event will the Company be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation (including in the case of Willful Breach or Fraud) against the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter, the Limited Guarantee or the transactions contemplated hereby and thereby (including any breach by the Guarantors, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Legal Requirements arising out of any such breach, termination or failure. Other than the Guarantors’ obligations under the Limited Guarantee and Equity Financing Parties’ obligations under the Equity Commitment Letter and other than the obligations of Parent and Merger Sub to the extent expressly provided in this Agreement, in no event will any Parent Related Party or any other Person other than the Guarantors, Equity Financing Parties, Parent and Merger Sub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger.

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(ii) If this Agreement is validly terminated pursuant to Section 7.1, Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 7.3(b) and Parent’s right to specific performance pursuant to Section 8.5 (to the extent available) will be the sole and exclusive remedies of Parent, Merger Sub, Guarantors and the Parent Related Parties against the Company Related Parties arising out of or in connection with this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure. Upon payment of the Company Termination Fee to the extent owed pursuant to Section 7.3(b) and any Enforcement Expenses payable pursuant to Section 7.3(e), none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement (in accordance with its terms)). Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated, under no circumstances will the aggregate amount payable by the Company Related Parties (including for any Willful Breach or Fraud) under this Agreement (taking into account the payment of the Company Termination Fee and any Enforcement Expenses) exceed an aggregate amount equal to $23,000,000 plus the Enforcement Expenses; provided, however, in no event shall Parent’s Enforcement Expenses exceed $2,500,000 in the aggregate (the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation (including any Willful Breach or Fraud) against any of the Company Related Parties, and in no event will Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation (including in the case of Willful Breach or Fraud) against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Legal Requirements arising out of any such breach, termination or failure.

(iii) Each of the Parties acknowledges that any amount payable by the Company or Parent pursuant to this Section 7.3, including the Company Termination Fee, Regulatory Termination Fee and the Parent Termination Fee, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a Party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(g) Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 7.3(f), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 8.5(b), except that, although the Parties, each in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 8.5(b), under no circumstances will a Party be permitted or entitled to receive both (i) specific performance of the other Party’s obligation to effect the Closing and (ii) any payment of the Company Termination Fee (in the case of Parent) or the Parent Termination Fee (in the case of the Company) or monetary damages in respect of a Willful Breach of the other Party.

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(h) Non-Recourse Party. This Agreement may only be enforced against the named Parties hereto (subject to the terms, conditions and other limitations set forth herein), and (i) all claims or causes of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made against the Persons that are expressly identified as the Parties hereto and (ii) in no event will a Party seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Person that is not a named Party hereto (including any Company Related Party or Parent Related Party) with respect to this Agreement, the Equity Commitment Letter or the Limited Guarantee or the transactions contemplated hereby and thereby (including any breach by the Equity Financing Parties, Guarantors, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of any such breach, termination or failure, in each case, except for the rights, claims and remedies that the Company, Parent or Merger Sub, as applicable, may assert against (A) any Person that is party to the Confidentiality Agreement in accordance with the terms thereof, (B) Parent or Merger Sub to the extent expressly provided for in this Agreement or (C) the Guarantors or the Equity Financing Parties to the extent expressly provided for in the Limited Guarantee and the Equity Commitment Letter.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Amendment. Prior to the Effective Time and subject to Section 5.5(d), this Agreement may be amended, modified and/or supplemented in any and all respects with respect to any of the terms of this Agreement; provided, however, that (a) after obtaining the Company Required Vote, there shall be made no amendment, modification or supplement that by Legal Requirement requires further approval by the Company Stockholders without such approval and (b) no amendment, modification or supplement shall be made to this Agreement after the Effective Time. Any such amendment, modification or supplement shall be effective only if it is set forth in an instrument in writing executed by each of the Parties. Notwithstanding the foregoing, with respect to any amendment or modification to Section 7.3(f)(i), Section 8.2, Section 8.5, Section 8.6, Section 8.7 and this Section 8.1 (and any provision of this Agreement to the extent an amendment, supplement or modification of such provision would modify the substance of any of the foregoing provisions) that is adverse to any Debt Financing Source, the prior written consent of the adversely affected Debt Financing Source shall be required before any such amendment or modification may become effective.

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Section 8.2 Waiver. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Legal Requirements, (a) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Party or (c) waive compliance by the other Party with any of the agreements contained herein applicable to such Party or, except as otherwise provided herein, waive any of such Party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single Party for purposes of the foregoing); provided that after obtaining the Company Required Vote and prior to the Effective Time, there shall be no waiver or extension of this Agreement that by Legal Requirement requires further approval by the Company Stockholders without such approval. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy of such Party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. Notwithstanding anything to the contrary contained herein, Section 7.3(f)(i), Section 8.1, Section 8.5, Section 8.6, Section 8.7 and this Section 8.2 (or any other provision of this Agreement to the extent a waiver of such provision would modify the substance of the foregoing) may not be waived, in whole or in part, in a manner adverse to any of the Equity Financing Party or Debt Financing Source without the prior written consent of the adversely affected Equity Financing Party or Debt Financing Source.

Section 8.3 No Survival of Representations, Warranties, Covenants and Agreements. The Parties acknowledge and agree that (a) none of the representations and warranties contained in this Agreement, the Company Disclosure Letter or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger, and (b) except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the Parties in this Agreement shall survive the Merger.

Section 8.4 Entire Agreement; Counterparts. This Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

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Section 8.5 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, that any and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) brought against any Debt Financing Sources shall be governed by, and construed in accordance with, the laws of the State of New York. Subject to Section 8.5(b) and Section 8.5(c), in any Legal Proceeding arising out of or relating to this Agreement or any of the Transactions each of the Parties irrevocably and unconditionally (i) submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (such courts, the “Chosen Courts”) (it being agreed that the consents to jurisdiction and venue set forth in this Section 8.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto), (ii) waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any Legal Proceeding in the Chosen Courts, (iii) agrees to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any Chosen Court and (iv) agrees not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any court other than the Chosen Courts (except for an action to enforce a judgment of a Chosen Court). Each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 8.8. The Parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment in a Chosen Court. Notwithstanding the foregoing, each of the Parties agree that it will not bring any action, proceeding, claims or counterclaims, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources in any way relating to this Agreement, the Debt Financing or any of the Transactions, including but not limited to any dispute arising out of or relating in any way to any debt commitment letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof), and makes the agreements, waivers and consents set forth in this Section 8.5(a) mutatis mutandis but with respect to the courts specified in this sentence.

(b) The Parties agree that irreparable damage for which monetary damages (including any fees payable pursuant to Section 7.3), even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement (or the Equity Commitment Letter or Limited Guarantee) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions

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set forth in Section 7.3 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement, and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent nor Merger Sub would have entered into this Agreement. It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Equity Financing to be funded to fund the Merger (including to cause Parent and Merger Sub to enforce the obligations of the Equity Financing Parties under the Equity Financing Letters in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Financing Letters) subject to the terms and conditions set forth therein and herein, and, solely with respect to causing the Equity Financing to be funded to fund the Merger, subject to the next sentence. Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the Company shall be entitled to an injunction, specific performance or other equitable remedies in order to enforce Parent’s obligation to cause the Equity Financing to be funded (including to cause Parent and Merger Sub to enforce the obligations of the Equity Financing Parties under the Equity Financing Letters in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Financing Letters) if, and only if, (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing or, to the extent permitted by applicable Legal Requirements, waived, (ii) the Company has irrevocably confirmed to Parent in writing that if the Equity Financing is funded, then the Company shall take such actions that are required of it by this Agreement to consummate the Closing pursuant to the terms of this Agreement, (iii) the Debt Financing has been or will be funded at the Closing if the Equity Financing is funded and (iv) Parent fails to consummate the Closing on or prior to the later of the date the Closing should have occurred pursuant to Section 1.3 and five (5) business days following the delivery by the Company of the confirmation referenced in forgoing clause (ii). The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Legal Requirements or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any Debt Financing under the terms thereof, the Company and its Affiliates and their direct and indirect equityholders shall not have any rights or claims (whether in contract or in tort or otherwise) against any Debt Financing Source, solely in their respective capacities as lenders, investors or arrangers in connection with the Debt Financing, and in no event shall the Company, any of its Affiliates or its or their direct or indirect equityholders be entitled to directly seek the remedy of specific performance of this Agreement against any Debt Financing Source.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, THE DEBT FINANCING OR THE DEBT COMMITMENT LETTER, INCLUDING AGAINST ANY OF THE DEBT FINANCING SOURCES.

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Section 8.6 Assignability. Neither this Agreement nor any of the rights hereunder may be directly or indirectly assigned (including by operation of law, merger or otherwise), in whole or in part, without the prior written consent of the other Parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided that Parent or Merger Sub may assign this Agreement (a) to any of their Affiliates or (b) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, provided, in each case, that such assignment will not (i) affect the obligations of the parties to the Equity Commitment Letter or the Guarantors pursuant to the Limited Guarantee; or (ii) impede or delay the consummation of the Merger or otherwise impede the rights of the holders of shares of Company Common Stock and Company Equity Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment not permitted under this Section 8.6 shall be null and void.

Section 8.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a) if the Closing occurs, the right of (i) the Company Stockholders to receive the Merger Consideration, (ii) the holders of Company Options to receive the Option Consideration, (iii) the holders of RSUs to receive the RSU Consideration and (iv) the holders of PSUs to receive the PSU consideration, in the case of each of clauses (i) through (iv), in accordance with Article I, (b) if the Closing occurs, the rights of the Indemnified Persons in accordance with Section 5.5; (c) the rights of the indemnified parties in respect of Reimbursement Obligations in accordance with Section 5.12(e), and (d) the limitations on liability of the Company Related Parties and Parent Related Parties set forth in Section 7.2(b) and Section 7.3(f), which in the case of each of the foregoing clauses (a)(i) through (a)(iv) are intended to benefit, and shall be enforceable by, the Persons referred to therein in accordance with this Agreement and (e) the Debt Financing Sources shall be intended third-party beneficiaries of, and may enforce, Section 7.3(f)(i), Section 8.1, Section 8.2, Section 8.5, Section 8.6 and this Section 8.7 (and any provision of this Agreement to the extent it would modify the substance of such Sections), in each case, to the extent that it relates to the Debt Financing Sources.

Section 8.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

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if to Parent or Merger Sub (or following the Effective Time, the Company):

CommerceHub, Inc.

800 Troy-Schenectady Road, Suite 100

Latham, New York 12110

Email: ******

Attention: Doug Wolfson

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn: Matthew J. Guercio; Erin Kinney

Email: ******

if to the Company (prior to the Effective Time):

ChannelAdvisor Corporation

Attn: Kathy Twiddy

3025 Carrington Mill Boulevard

Morrisville, NC

Email: ******

with a copy to (which shall not constitute notice):

Cooley LLP

Attn: Ben Beerle; Brian Leaf

3 Embarcadero Center, 20th Floor

San Francisco, CA 94111

Email: ******

Section 8.9 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Legal Requirements.

Section 8.10 Obligation of Parent. Parent shall ensure that each of its Subsidiaries duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries under this Agreement, and Parent, as applicable, shall be jointly and severally liable with its Subsidiaries for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

76.

Section 8.11 Transfer Taxes. Except as expressly provided in Section 1.6(b), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with this Agreement and the Transactions shall be paid by Parent when due.

Section 8.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, the Parties agree that any rule of construction to the effect that ambiguities or questions of intent or interpretation are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authority of any of the provisions of this Agreement.

(c) As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement, unless otherwise stated, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, the term “or” is not exclusive and shall mean “and/or”.

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(g) References to “made available” shall mean that such documents or information referenced: (i) were delivered to the Company, Parent or its Representatives prior to the execution and delivery of this Agreement; (ii) were contained in the Company’s electronic data room maintained by IntraLinks Holdings, Inc. forty-eight (48) hours prior to the execution and delivery of this Agreement; or (iii) were publicly available, without redactions, on the EDGAR website forty-eight (48) hours prior to the execution and delivery of this Agreement.

77.

(h) References to Agreement “ordinary course of business” means the ordinary course of operations of the Acquired Corporations consistent with past practice, provided that any reasonable action taken in connection with the mitigation (or attempted mitigation) of risks associated with COVID-19, including in response to any COVID-19 Response, shall be deemed to be “ordinary course” and in the “ordinary course of business”.

(i) References to “U.S.” refers to the Unites States and to “$” or “dollars” refer to United States dollars unless otherwise noted.

(j) The table of contents and bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

78.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

CHANNELADVISOR CORPORATION

By:	/s/ David J. Spitz
Name:	David J. Spitz
Title:	Chief Executive Officer

COMMERCEHUB, INC.

By:	/s/ Bryan Dove
Name:	Bryan Dove
Title:	Chief Executive Officer

CH MERGER SUB, INC.

By:	/s/ Bryan Dove
Name:	Bryan Dove
Title:	Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“401(k) Termination Date” shall have the meaning set forth in Section 5.3(d).

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 4.3(a).

“Acquired Corporations” shall mean the Company and each of its Subsidiaries, collectively.

“Acquisition Proposal” shall mean any bona fide, written proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any direct or indirect (a) acquisition, lease or license of assets of the Acquired Corporations equal to 20% or more of the Acquired Corporations’ consolidated assets or to which 20% or more of the Acquired Corporations’ consolidated revenues or earnings are attributable, (b) issuance by the Company or acquisition of 20% or more of the outstanding Shares, (c) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares, (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that, if consummated, would result in any Person or group beneficially owning 20% or more of the outstanding Shares or voting power of the resulting direct or indirect parent of the Company or the surviving entity in such transaction, in each case of the foregoing clauses (a) through (d), other than the Transactions, or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, net revenues, net income or Shares of the Company involved is 20% or more.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2010, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all other applicable Legal Requirements (including non-U.S. laws and regulations) issued by a

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Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Balance Sheet” shall have the meaning set forth in Section 2.6.

“Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

“business day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Legal Requirements to be closed.

“Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company as filed on May 29, 2013, as amended.

“Certificates” shall have the meaning set forth in Section 1.6(b).

“Change in Circumstance” shall mean any material Effect or material change in circumstances with respect to the Acquired Corporations that (a) was not known or reasonably foreseeable to the Company Board as of the date of this Agreement (or if known Company Board as of the date hereof, the consequences of which were not known or reasonably foreseeable to Company Board as of the date of this Agreement) and (b) does not relate to any Acquisition Proposal; provided, that none of the following, either alone or in combination, shall constitute a “Change in Circumstance”: (i) any Acquisition Proposal, Inquiry or any business combination or acquisition opportunity, (ii) any Effect resulting from a breach of this Agreement by the Company, (iii) the fact, in and of itself, that the Acquired Corporations exceed any internal or published projections, estimates or expectations of the Acquired Corporation’s revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided that the exception in this clause (iii) shall not prevent or otherwise affect consideration of any such development or change that causes the Acquired Corporations meeting or exceeding such metrics from being taken into account in determining whether a Change in Circumstance has occurred), or (iv) any changes after the date of this Agreement in the market price or trading volume of the shares of Company Common Stock (provided that the exception in this clause (iv) shall not prevent or otherwise affect consideration of any such development or change that causes such change in market price or trading value from being taken into account in determining whether a Change in Circumstance has occurred).

“Chosen Courts” shall have the meaning set forth in Section 8.5(a).

“Closing” shall have the meaning set forth in Section 1.3(a).

“Closing Date” shall have the meaning set forth in Section 1.3(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment Letters” shall have the meaning set forth in Section 3.7(a).

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“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Acquisition Agreement” shall have the meaning set forth in Section 4.3(c).

“Company Adverse Change Recommendation” shall have the meaning set forth in Section 5.1(a).

“Company Associate” shall mean each current or former officer or other employee, or individual who is an individual independent contractor, consultant or director, of or to any of the Acquired Corporations.

“Company Board” shall have the meaning set forth in Recital C of this Agreement.

“Company Board Recommendation” shall have the meaning set forth in Recital C of this Agreement.

“Company Breach Notice Period” shall have the meaning set forth in Section 7.1(e).

“Company Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.

“Company Contract” shall mean any Contract to which an Acquired Corporation is a party or any of its properties or assets are bound or affected.

“Company Credit Agreement” shall mean that certain Credit Agreement, dated as of August 5, 2020, by and between the Company, as borrower, and HSBC Bank USA, N.A., as lender.

“Company Disclosure Documents” shall have the meaning set forth in Section 2.4(g).

“Company Disclosure Letter” shall mean the disclosure letter that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the date of this Agreement.

“Company Equity Award” shall mean Company Stock Awards and any award of compensation (including deferred compensation) that is required under the terms of such existing award to be or may be paid or settled in Shares.

“Company Equity Plan” shall mean the Company’s 2013 Equity Incentive Plan, as amended and the Company’s 2001 Stock Plan, as amended.

“Company IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by an Acquired Corporation.

“Company Lease” shall mean any Company Contract pursuant to which any Acquired Corporation leases or subleases Leased Real Property from another Person.

“Company Liability Limitation” shall have the meaning set forth in Section 7.1(f)(ii).

A-3.

“Company Options” shall mean all options to purchase Shares (whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Preferred Stock” shall mean the preferred stock, $0.001 par value per share, of the Company.

“Company Related Parties” shall have the meaning set forth in Section 7.1(f)(i).

“Company Required Vote” shall mean the affirmative vote of the holders of at least a majority of the outstanding Shares in favor of the adoption of this Agreement and approval of the Merger.

“Company SEC Documents” shall have the meaning set forth in Section 2.4(a).

“Company Stock Awards” shall mean all Company Options, RSUs and PSUs.

“Company Stockholder” shall mean a holder of Company Common Stock.

“Company Stockholder Meeting” shall mean a duly convened special meeting of the stockholders of the Company called to obtain the Company Required Vote including any valid adjournment, recess or postponement thereof made in accordance with this Agreement.

“Company Termination Fee” shall have the meaning set forth in Section 7.3(b)(i).

“Confidentiality Agreement” shall have the meaning set forth in Section 4.1.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Continuing Employee” shall have the meaning set forth in Section 5.4.

“Contract” shall mean any legally binding agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, indenture, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).

“COTS Software” shall mean commercially available non-custom software or hosted-service or software-as-a-service platforms, that are made available for internal use by any Acquired Company in executable form on standard, non-negotiated terms (excluding pricing and payment terms) involving payments from any Acquired Company for less than $100,000 in the aggregate.

“COVID-19 Response” shall mean any workforce reduction, social distancing measure, office closure or safety measure adopted in response to any Legal Requirement, directive, guideline or recommendation promulgated by any Governmental Body, including the Centers for Disease Control and Prevention, in each case, arising out of, or otherwise related to the COVID-19 pandemic.

A-4.

“Debt Commitment Letter” shall have the meaning set forth in Section 3.7(a).

“Debt Financing” shall have the meaning set forth in Section 3.7(a).

“Debt Financing Sources” shall mean the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing (or any alternative or replacement Debt Financing), including any commitment letter relating thereto, and the parties to any joinder agreements or any definitive documentation entered pursuant thereto or relating thereto, along with their respective Affiliates and their and their respective Affiliates’ former, current and future officers, directors, employees, agents and representatives and their respective successors and assigns.

“Determination Notice” shall have the meaning set forth in Section 5.1(b)(i).

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Dissenting Shares” shall have the meaning set forth in Section 1.7.

“DOJ” shall mean the U.S. Department of Justice.

“Effective Time” shall have the meaning set forth in Section 1.3(b).

“Employee Plan” shall mean “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), any salary, bonus, commission, retention, vacation, deferred compensation, incentive compensation, stock purchase, stock option, restricted stock or restricted stock unit, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, fringe benefit, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, trust fund, program, agreement, arrangement or payroll practice, and each other employee benefit plan (including any related funding mechanism now in effect or required in the future), or arrangement, whether formal or informal, oral or written, funded or unfunded, insured or self-insured, in each case, sponsored, established, maintained, contributed to or required to be contributed to by any Acquired Corporation or with respect to which any Acquired Corporation has or could reasonably be expected to have any liability.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of law.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

A-5.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirements relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Commitment Letter” shall have the meaning set forth in Section 3.7.

“Equity Financing” shall have the meaning set forth in Section 3.7.

“Equity Financing Parties” shall have the meaning set forth in Section 3.7.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing” shall have the meaning set forth in Section 3.7(a).

“Fraud” shall mean knowing and intentional common law fraud under the laws of the State of Delaware, as determined by a court of competent jurisdiction, with respect to the representations and warranties contained in this Agreement or any certificate delivered hereto and shall require an affirmative showing of, inter alia, (a) actual (as opposed to constructive) knowledge of such misrepresentation, (b) the intention of such Person that the counterparty rely on such misrepresentation to its detriment and (c) such counterparty’s reliance thereon to its detriment. “Fraud” does not and shall not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud or any torts (including fraud) based on negligence or recklessness.

“Foreign Employee Plan” shall have the meaning set forth in Section 2.15(g).

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” shall have the meaning set forth in Section 2.4(b).

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, exemption, approval, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity, any regulatory, self-regulatory, administrative body or Entity and any court, arbitrator or other tribunal.

A-6.

“Guarantors” shall have the meaning set forth in the recitals to this Agreement.

“Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incidental License” means a Contract entered into in the ordinary course of business where the only rights or licenses to Intellectual Property Rights consists of (a) licenses granted pursuant to Contracts for the engagement of employees and contractors authorizing the use of Intellectual Property created therein solely for the performance of such person’s duties for any Acquired Company, (b) licenses granted pursuant to Contracts for the engagement of employees and contractors authorizing use of Intellectual Property Rights owned by such persons separately from their engagement with any Acquired Company, but included in or necessary for the use of such Person’s work product, (c) rights to use confidential information for limited purposes pursuant to written obligations of confidentiality, non-disclosure and non-use, (d) non-exclusive licenses of limited duration to end customers for their use of the products and services of any Acquired Company, consistent with past practice, (e) licenses granted to vendors to use Intellectual Property owned or purported to be owned by any Acquired Company, solely for the purpose of providing services to such Acquired Company, (f) licenses authorizing limited use of brand materials for marketing purposes that do not include a “naked” license, (g) licenses authorizing the use of feedback and suggestions related solely to a vendor’s products or services, (h) licenses to Open Source Software, (i) licenses to COTS Software, (j) Contracts to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property Rights, or (k) licenses for the use of software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness for borrowed money (including the issuance of any debt security) to any Person, (b) all obligations evidenced by notes, bonds, debentures or similar Contracts to any Person, (c) all obligations in respect of letters of credit (to the extent drawn), lines of credit to the extent drawn on, and bankers’ acceptances (other than letters of credit used as security for leases) or (d) any guaranty of any such obligations described in clauses “(a)” through “(c)” of any Person (in each case of clauses “(a)” through “(d)” including any premiums, prepayment fees or other penalties, fees, costs or expenses, but excluding, in each case, (i) intercompany indebtedness between or among such Person and/or any of its wholly owned Subsidiaries and (ii) any accounts payable to trade creditors and accrued expenses arising in the ordinary course of business).

“Indemnified Persons” shall have the meaning set forth in Section 5.5(a).

“Intellectual Property Rights” shall mean and includes all intellectual property rights anywhere in the world, including the following: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask work rights; (b) rights

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in trademarks, service marks, trade dress, logos, trade names and other source identifiers, and any goodwill associated therewith; (c) rights associated with trade secrets, know how, and confidential information (including technical information, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), data (including user data, whether in identifiable or anonymized form), databases, data collections, designs, processes, testing procedures, testing results and business, financial, sales and marketing plans); (d) patents and industrial property rights; (e) rights associated with domain names, uniform resource locators, Internet Protocol addresses, social media handles and other names, identifiers, and locators associated with Internet addresses, sites and services; (f) computer programs (whether in source code, object code, human readable form or other form), code (including software implementations of algorithms, models and methodologies), applications, application programming interfaces, firmware, software development kits, library functions, operating systems and virtualization environments, user interfaces, diagnostic tools, compilers and version control systems (collectively, “Software”); (g) moral rights, economic rights, database rights, design rights, industrial property rights, publicity rights, and privacy rights; (h) other similar proprietary rights in intellectual property of every kind and nature; (i) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, divisionals, or reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(h)” above; and (j) all actions, proceedings and rights to sue at law or in equity for past, present and future infringement, misappropriation, dilution or other violation or impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“IRS” shall mean the Internal Revenue Service.

“Investment Screening Laws” means any Legal Requirement that is designed or intended to screen, prohibit, restrict or regulate investments on public order and national security grounds.

“IT Assets” means all computers (including servers, workstations, desktops, laptops and handheld devices), Software, hardware, networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices, data centers, operating systems and other information technology equipment and other information technology hardware and infrastructure, including any “Infrastructure-as-a-Service” or other hybrid cloud services owned or used by the Company or any of its Subsidiaries.

“knowledge” shall mean (a) with respect to the Company, the actual knowledge of the individuals listed in Part A of the Company Disclosure Letter following reasonable inquiry of their direct reports reasonably expected to have knowledge of such matters and (b) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed in Part A of the Parent Disclosure Letter following reasonable inquiry of their direct reports reasonably expected to have knowledge of such matters.

“Leased Real Property” shall have the meaning set forth in Section 2.7(b).

“Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

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“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, order, judgment, injunction, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NYSE).

“Legal Restraint” shall have the meaning set forth in Section 6.1(c).

“Licensed IP” means all Intellectual Property Rights owned by a third Person and licensed to any Acquired Corporation.

“Limited Guarantee” shall have the meaning set forth in the preamble to this Agreement.

“Match Period” shall have the meaning set forth in Section 5.1(b)(i).

“Material Adverse Effect” shall mean any fact, event, occurrence, effect, change, development or circumstance (each, an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Acquired Corporations, taken as a whole; provided, however, that, none of the following, shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect: (a) any change in the market price, credit rating or trading volume of the Company’s stock or other securities or any change affecting the ratings or the ratings outlook for the Company (provided that the underlying factors contributing to any such change shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (b) any Effect resulting from the announcement of this Agreement and the Transactions (c) any Effect affecting any industry in which any Acquired Corporation operates; (d) economic, legislative, regulatory or political conditions or conditions in any securities, credit, financial or other capital markets, in each case in the United States or any other country or region; (e) any Effect arising from changes in interest rates, inflation rates or fluctuations in the value of any currency; (f) any act of terrorism, war, civil unrest, national or international calamity, cyber-intrusion, weather, earthquakes, hurricanes, tornados, natural disasters, climatic conditions, pandemic or epidemic (including the COVID-19 pandemic, and any variations thereof or related or associated epidemics, pandemics or disease outbreaks (collectively, the “COVID-19 pandemic”)) or any other similar event (and any escalation or worsening of any of the foregoing); (g) any failure by any Acquired Corporation to meet any internal or external projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the underlying factors contributing to any such failure shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (h) any Effect resulting or arising from Parent’s or Merger Sub’s breach of this Agreement or an Equity Financing Party’s breach of the Equity Commitment Letter; (i) any action taken (or not taken) by any Acquired Corporation that is requested by Parent in writing or that is required to be taken (or not taken) pursuant to this Agreement; (j) any claim or

A-9.

Legal Proceeding arising out of or related to this Agreement or the Transactions; or (k) any change in, or any compliance with or action taken for the purpose of complying with, any Legal Requirements (including any COVID-19 Response) or GAAP, or interpretations of any Legal Requirements or GAAP; provided, further that any Effect referred to in the foregoing clauses (c), (d), (e) or (f) may be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect to the extent such Effect has a materially disproportionate adverse impact on the Acquired Corporations, in the aggregate, as compared to other similarly situated participants in the industries in which the Acquired Corporations, in the aggregate, operate(in which case any such incremental disproportionate adverse impact (and only such incremental disproportionate adverse impact) may be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect).

“Material Contract” shall have the meaning set forth in Section 2.9(a).

“Merger” shall have the meaning set forth in Recital B of this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 1.5(a)(iii).

“Merger Sub” shall have the meaning set forth in the preamble to this Agreement.

“NYSE” shall mean The New York Stock Exchange.

“Open Source Software” shall mean any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation), (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) or (c) under a license that (i) requires source code or derivative works based on such Software to be made publicly available under the same license or (ii) prohibits the receipt of consideration in connection with sublicensing or distributing such Software.

“Option Consideration” shall have the meaning set forth in Section 1.8(a).

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Parent Breach Notice Period” shall have the meaning set forth in Section 7.3(g).

“Parent Liability Limitation” shall have the meaning set forth in Section 7.3(f)(i).

“Parent Material Adverse Effect” shall mean any Effect that would, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

“Parent Related Parties” shall have the meaning set forth in Section 7.3(f)(i).

“Parent Termination Fee” shall have the meaning set forth in Section 7.3(c).

“Parties” shall mean Parent, Merger Sub and the Company.

A-10.

“Paying Agent” shall have the meaning set forth in Section 1.6(a).

“Payment Fund” shall have the meaning set forth in Section 1.6(a).

“Payoff Letters” shall have the meaning set forth in Section 4.4.

“Permitted Encumbrance” shall mean (a) any Encumbrance for Taxes not yet delinquent or that is being contested in good faith by appropriate proceedings, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract or any license of intellectual property, (d) any Encumbrances for which appropriate reserves have been established in the consolidated financial statements of the Acquired Corporations, (e) any Incidental License granted in the ordinary course of business, and (f) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report.

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Proprietary Software” means any Software included in the Company IP.

“Proxy Statement” shall have the meaning set forth in Section 5.2.

“PSU” shall have the meaning set forth in Section 1.8(d).

“PSU Consideration” shall have the meaning set forth in Section 1.8(d).

“Reference Date” shall mean September 2, 2022.

“Registered IP” shall mean all patents, registered copyrights, registered mask works, registered trademarks, service marks and trade dress, internet domain names, and all applications for any of the foregoing, in each case, that are registered or issued under the authority of any Governmental Body.

“Reimbursement Obligations” shall mean Parent’s obligations pursuant to Section 5.12(e).

A-11.

“Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Representatives” shall mean, with respect to a Person, the officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives of such Person.

“Required Amount” shall have the meaning set forth in Section 3.8.

“RSU” shall have the meaning set forth in Section 1.8(b).

“RSU Consideration” shall have the meaning set forth in Section 1.8(b).

“Sanction(s)” shall mean any sanctions administered or enforced by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the U.S. State Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sensitive Data” shall have the meaning set forth in Section 2.8.

“Shares” shall have the meaning set forth in Recital A.

“Specified Letter” means a pre-consummation letter from the Federal Trade Commission in substantially similar form to that set forth in its blog post dated August 3, 2021.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, association, joint venture, limited liability company or other entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors (or managers) or similar governing body of such entity, (c) if such entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member, or (d) of which such Person otherwise has the power to direct or cause the direction of the management or policies thereof.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal made by a third party after the date of this Agreement that the Company Board (or committee thereof) determines in its good faith judgment (a) is reasonably likely to be completed, taking into account all legal, regulatory and financing aspects of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board (or a committee thereof) deems relevant, and (b) if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacities as such) from a financial point of view than the Transactions; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

A-12.

“Surviving Corporation” shall have the meaning set forth in Recital B of this Agreement.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

“Tax” shall mean any tax of any kind whatsoever (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, unclaimed property or escheat tax, business tax, withholding tax or payroll tax), including any interest, penalty or addition thereto, in each case imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax including any schedule or attachment thereto and any amendments thereof.

“Termination Date” shall have the meaning set forth in Section 7.1(c).

“Transactions” shall mean (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement, including the Merger.

“Willful Breach” means a material breach of this Agreement that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would result in or constitute a breach of this Agreement.

A-13.

EXHIBIT B

SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

EXHIBIT C

SURVIVING CORPORATION BYLAWS

Exhibit 99.1

CommerceHub to Acquire ChannelAdvisor for $23.10 per share

Latham, NY & Research Triangle Park, NC – September 6, 2022 – CommerceHub, an industry-leading commerce network connecting supply, demand and delivery for the world’s leading retailers and brands, and ChannelAdvisor Corporation (NYSE: ECOM), a leading provider of cloud-based e-commerce solutions that enable brands and retailers to increase global sales, today announced they have entered into a definitive agreement for CommerceHub to acquire the outstanding shares of ChannelAdvisor in a transaction led by global software investor and current shareholder of CommerceHub, Insight Partners. Under the terms of the agreement, ChannelAdvisor stockholders will receive $23.10 per share in cash, representing a premium of approximately 57% over the company’s closing stock price on September 2, 2022, the last full trading day prior to this announcement. The boards of directors of both companies have unanimously approved the transaction.

The complementary combination of CommerceHub and ChannelAdvisor expands capabilities for brands and retailers:

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Brands will be able to manage their public and private marketplaces alongside their retailer connections with a single vendor, improving efficiency by unifying first-party, dropship, and third-party integrations.

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Retailers will be able to access an even larger pool of brands, with over 18,000 customers transacting more than $50 billion in gross merchandise value (GMV) and more than $500 million in digital marketing and retail media ad spend annually across the combined network.

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Companies across the network will be able to save on delivery costs and improve delivery experiences with Delivery Suite, and improve their consumer experience with Shoppable Media and Brand Analytics.

“CommerceHub and ChannelAdvisor have both established themselves as leading solutions for different segments of online retailers and brands. By coming together, we can provide an even broader network, enabling our combined customers to grow their businesses by discovering new products, new brands, and new channels,” said Bryan Dove, CEO, CommerceHub.

“This is a tremendous opportunity for our customers, for our team members and our shareholders. This transaction positions the combined company to accelerate innovation and help shape the future of commerce,” said David Spitz, CEO, ChannelAdvisor.

Investors that participated in this transaction include Insight Partners, GTCR, Sycamore Partners, and Goldman Sachs Asset Management. Financing for the transaction is being provided by Sixth Street and Golub Capital LLC (the “Financing Sources”).

The proposed transaction is not subject to a financing condition and is expected to close in 2022. The transaction is subject to customary closing conditions, including receipt of regulatory approvals and approval by ChannelAdvisor’s stockholders. The companies will operate independently until the proposed transaction is finalized.

Upon completion of the transaction, ChannelAdvisor will become a privately held company and shares of ChannelAdvisor common stock will no longer be listed on any public market.

Advisors

Baird is serving as financial advisor to ChannelAdvisor and Cooley LLP is acting as legal counsel to ChannelAdvisor.

Stifel and District Capital Partners are serving as financial advisors to CommerceHub. Willkie Farr & Gallagher LLP is acting as legal advisor to CommerceHub and Paul, Weiss, Rifkind, Wharton & Garrison LLP are acting as debt financing legal advisor to CommerceHub. Kirkland & Ellis LLP served as legal advisor to GTCR and Sycamore Partners and Simpson Thacher & Barlett LLP served as legal advisor to Goldman Sachs Asset Management.

Latham & Watkins LLP are acting as legal advisors to the Financing Sources.

About CommerceHub

CommerceHub is a Software as a Service (SaaS) provider with a commerce network connecting the world’s leading retailers and brands with drop ship, marketplace, and delivery solutions. Since 1997, CommerceHub has helped the largest retailers expand their online businesses to expand selection, meet consumer demand, and improve margins. For more information visit www. commercehub.com.

About ChannelAdvisor

ChannelAdvisor (NYSE: ECOM) is a leading multi channel commerce platform whose mission is to connect and optimize the world’s commerce. For over two decades, ChannelAdvisor has helped brands and retailers worldwide improve their online performance by expanding sales channels, connecting with consumers across the entire buying cycle, optimizing their operations for peak performance, and providing actionable analytics to improve competitiveness. Thousands of customers depend on ChannelAdvisor to securely power their e-commerce operations on channels such as Amazon, eBay, Google, Facebook, Walmart, and hundreds more. For more information, visit www.channeladvisor.com.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving ChannelAdvisor and CommerceHub, Inc. In connection with the proposed transaction, ChannelAdvisor will be filing documents with the SEC, including preliminary and definitive proxy statements relating to and describing the proposed transaction. The definitive proxy statement will be mailed to ChannelAdvisor stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, on ChannelAdvisor’s website at www.channeladvisor.com or by contacting ChannelAdvisor Investor Relations at (919) 228-4817.

Participants in the Solicitation

This communication does not constitute a solicitation of proxy, an offer to purchase, or a solicitation of an offer to sell any securities. ChannelAdvisor and its respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from ChannelAdvisor stockholders in connection with the proposed transaction. Information about ChannelAdvisor’s directors, executive officers and employees in the proposed transaction will be included in the proxy statements described above. Additional information regarding these individuals is set forth in ChannelAdvisor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the definitive proxy statement on Schedule 14A for ChannelAdvisor’s most recent Annual Meeting of Stockholders held on May 13, 2022, and ChannelAdvisor’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022. To the extent ChannelAdvisor’s directors and executive officers or their holdings of ChannelAdvisor securities have changed from the amounts disclosed in those filings, to ChannelAdvisor’s knowledge, such changes have been or will be reflected on initial statements of beneficial ownership on Form 3 or statements of change in ownership on Form 4 on file with the SEC. These documents are (or, when filed, will be) available free of charge at the SEC’s website at www.sec.gov or at ChannelAdvisor’s website at www.ChannelAdvisor.com.

Forward-Looking Statements

This communication contains forward-looking statements which include, but are not limited to, all statements that do not relate solely to historical or current facts, such as statements regarding the Company’s expectations, intentions or strategies regarding the future, or the completion or effects of the proposed transaction. In some cases, these statements include words like: “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. ChannelAdvisor’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the ability of the parties to consummate the proposed transaction, satisfaction of closing conditions precedent to the consummation of the proposed transaction, potential delays in consummating the proposed transaction, the ability of ChannelAdvisor to timely and successfully achieve the anticipated benefits of the transaction and the impact of health epidemics, including the COVID-19 pandemic, on the parties’ respective businesses and the actions the parties may take in response thereto. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in ChannelAdvisor’s most recent filings with the SEC, including ChannelAdvisor’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov.

The forward-looking statements included in this communication are made only as of the date hereof. ChannelAdvisor assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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